   As filed with the Securities and Exchange Commission on February 19, 1999

                                                       Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                               ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------
                             MUSICMAKER.COM, INC.
            (Exact Name of Registrant as Specified in its Charter)

        Delaware                     5961                   54-1811721
    (State or Other           (Primary Standard          (I.R.S. Employer
    Jurisdiction of               Industrial            Identification No.)
    Incorporation or         Classification Code
     Organization)                 Number)

                               ---------------
                              1831 Wiehle Avenue
                                   Suite 128
                            Reston, Virginia 20190
                                (703) 904-4110
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               ---------------
                              Robert P. Bernardi
                          Co-Chief Executive Officer
                             musicmaker.com, Inc.
                              1831 Wiehle Avenue
                                   Suite 128
                            Reston, Virginia 20190
                                (703) 904-4110
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                               ---------------
                                  Copies to:
         John L. Sullivan, III                     Andrew J. Sherman
           Andrea S. Kaufman                        David J. Kaufman
            Erik J. Lichter                        Alan J. Schaeffer
   Venable, Baetjer and Howard, LLP              Katten Muchin & Zavis
         2010 Corporate Ridge               1025 Thomas Jefferson St., N.W.
               Suite 400                               Suite 700
           McLean, VA 22102                       Washington, DC 20007
            (703) 760-1600                           (202) 625-3790
                               ---------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ---------------
                        CALCULATION OF REGISTRATION FEE
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                                           Proposed
                                            Maximum
         Title of Each Class of            Aggregate   Amount of
            Securities to be               Offering   Registration
               Registered                  Price(2)       Fee
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Common Stock, par value $0.01 per share   $30,000,000    $8,340
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(1) Includes     shares of common stock which may be purchased by the
    underwriters to cover over-allotments, if any.
(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                Subject to completion: dated February 19, 1999.

PROSPECTUS

                             musicmaker.com, Inc.
                                    [logo]

                               shares of common stock

                  $   per share initial public offering price


  This is our initial public offering. Prior to this initial public offering, there has been no public market for our common stock. We expect our initial
public offering price to be between $    and $    per share. We have filed an
application for our common stock to be quoted on the Nasdaq National Market under the symbol "MMKR."

                             Offering Information

                                                                 Per share Total
Initial public offering price...................................
Underwriting discounts/commissions..............................
Estimated offering expenses.....................................
Net offering proceeds to musicmaker.com, Inc....................

  We have granted the underwriters an option, exercisable for 30 days from the
date of this prospectus, to purchase a maximum of    additional shares to
cover over-allotments. Because the underwriters may chose not to exercise their over-allotment option, the calculations in the table above do not account for such exercise.

                                ---------------

             Investing in our common stock involves certain risks.
      See "Risk Factors" section beginning on page 5 of this prospectus.

                                ---------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Ferris, Baker Watts                                       Fahnestock & Co. Inc.
     Incorporated

  MUSICMAKER(TM), MUSIC CONNECTION(TM), MUSICMAGIC(TM) and CD KIT(TM) are trademarks of musicmaker.com, Inc. Musicmaker.com, Inc. has applied for federal trademark registration for each of the marks above. All other trademarks or service marks appearing in this prospectus are the property of their respective holders.


 [Picture of musicmaker.com website and custom CDs and descriptive language to be filed by amendment.]

                               Prospectus Summary

  You should read this summary together with the more detailed information and financial statements and related notes thereto appearing elsewhere in this prospectus, including the information under "Risk Factors." Unless otherwise indicated, all information reflects: a one-for-3.85 reverse stock split
effected on    , 1999; the automatic conversion of all outstanding shares of preferred stock and all outstanding convertible notes into shares of our common stock; and the automatic conversion of all outstanding preferred stock warrants into common stock warrants upon completion of this offering.

  Musicmaker.com is a leading e-commerce provider of customized music CD compilations over the Internet. Our customers can search our extensive online music library and sample and select songs to make their own customized compilation CDs. Our music library currently contains over 150,000 licensed song titles. Our custom CDs can be further personalized by including selected graphics or consumer provided text. Our custom CDs have sound quality equivalent to pre-recorded CDs available at retail stores and are sold at competitive prices. We manufacture and ship our custom CDs from our state-of-the-art production facility generally within 24 hours of order. Our proprietary technology (patent application allowed) can digitally store approximately five million songs, provides advanced search/retrieval capabilities and automates the high speed production of our custom CDs. Customers can also download music from our music library using either Secure-MP3, a copyright-protected format, or a Liquid Audio, Inc. format.

  We currently have music content agreements with over 85 independent record labels and seek to sign content agreements with additional record labels. We believe that our proprietary customization process provides substantial benefits by allowing the customer to purchase only those songs that he chooses and by providing the record label with an additional source of revenue for songs in its back catalog. Musicmaker.com has amassed a library of music in multiple genres including significant catalogs of jazz, blues and classical music. Artists in our music library include:

  .  Creedence Clearwater    .  The Beach Boys           .  Ziggy Marley
      Revival
                             .  Miles Davis              .  Johnny Cash
  .  Jerry Lee Lewis
                             .  John Coltrane            .  Dionne Warwick
  .  Little Richard
                             .  The Yardbirds with       .  Muddy Waters
  .  Frank Zappa                 Eric Clapton
                                                         .  The Blues Brothers
  .  Taylor Dayne            .  Blondie
                                                         .  The Kinks
  .  The Ramones             .  Kansas
                                                         .  The Band

  We believe that the multimedia features available through the interactive environment of the Internet make it an ideal medium for promoting, marketing and selling our custom CDs and digitally downloaded music.

  Musicmaker.com believes that the following trends provide an environment favorable to industry and consumer acceptance of our custom CDs and digital downloads:

  .  Growth in sales of CD singles.

  .  Growth of the Internet as a viable retail medium.

  .  Increasing affluence of the over 30 generation.

  .  Continued prominence of classic rock albums.

  . Record label desire to diversify distribution methods while protecting intellectual property rights.

  We sell our custom CDs through our website as well as the websites of other prominent music retailers, including Platinum Entertainment, Inc., Trans World Entertainment Corporation and N2K Inc. (musicboulevard.com). Additionally, we have a marketing alliance with The Columbia House Company, a leading record and video club, jointly owned by Sony Music Entertainment, Inc. and Time Warner Inc. This alliance currently allows us to exclusively market our custom CDs to Columbia House's 15 million members, including those without Internet access, through Columbia House's websites and direct marketing campaigns. Musicmaker.com has recently entered into a similar marketing alliance with Audio Book Club, Inc., a direct marketer of audio books through the Internet and club member catalogs, and intends to seek additional alliances with music and non-music retailers.

  Our management team has significant experience in both the music and technology industries. Our officers and directors include the former Chairman and Chief Executive Officer of PolyGram Records, Inc. and President of Mercury Records Corporation, the former President of Warner Music Media and RCA Direct Marketing, Inc./BMG Direct Marketing, Inc., as well as the co-founder of PictureTel Corporation.

  We seek to be the leading provider of custom CDs and digitally downloaded music on the Internet. The core elements of our strategy include:

  .  Offer a new way to buy licensed, customized music.

  . Offer most extensive selection of music for custom compilation and digital downloading.

  . Increase website traffic through industry alliances and multiple hyperlinks.

  .  Create strong brand awareness.

  .  Establish genre-specific user communities.

  .  Capitalize on cross-selling opportunities.

  .  Leverage technologies for additional formats.

  .  Expand international presence.

  Musicmaker.com, Inc. is a Delaware corporation incorporated on April 23, 1996. Our principal executive office is located at 1831 Wiehle Avenue, Suite 128, Reston, Virginia 20190, and our telephone number is (703) 904-4110. Our World Wide Web site is www.musicmaker.com. The information on our website is not incorporated by reference into this prospectus.

                                  The Offering

Common stock offered by
 musicmaker.com...............

Common stock outstanding after
 this offering(1).............

Use of proceeds...............  .  Pay advances to record labels in connection with acquiring additional music content.
                                .  Expand advertising, marketing and
                                   promotional efforts with existing and future
                                   strategic marketing partners.
                                .  Maintain and upgrade technological systems.
                                .  Fund working capital and general
                                   corporate purposes. See "Use of Proceeds."

Proposed Nasdaq National
 Market symbol................  "MMKR"

--------
(1) Does not include:

 .      shares of common stock underlying outstanding warrants issued to Ferris,
   Baker Watts, Incorporated and Fahnestock & Co. Inc., as representatives of the underwriters, or 595,855 shares of common stock underlying outstanding common stock warrants, or 247,039 additional shares reserved for issuance pursuant to our stock option plan.

   Includes:

 . 532,182 shares of common stock underlying stock options outstanding as of the date of this prospectus pursuant to our stock option plan and 728,725 shares of common stock underlying warrants issued upon conversion of the outstanding preferred warrants. See "Management--Stock Option Plan."

                             Summary Financial Data

  The following table summarizes our financial data. You should read this information together with our consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

Consolidated Statement of Operations Data:

                                       Period from
                                      April 23, 1996
                                      (inception) to Year ended December 31,
                                       December 31,  ------------------------
                                           1996         1997         1998
                                      -------------- -----------  -----------
Net sales............................   $   8,355    $    13,432  $    74,028
Cost of sales........................       2,590          2,955       46,821
                                        ---------    -----------  -----------
Gross profit.........................       5,765         10,477       27,207
Total operating expenses.............     370,410      2,060,677    4,699,789
                                        ---------    -----------  -----------
Loss from operations.................    (364,645)    (2,050,200)  (4,672,582)
Net interest (expense) income........      (2,667)       (33,957)      17,815
                                        ---------    -----------  -----------
Net loss.............................   $(367,312)   $(2,084,157) $(4,654,767)
                                        =========    ===========  ===========
Pro forma basic and diluted net loss
 per share (1)(2):                                                $     (1.73)
                                                                  ===========
Pro forma weighted average shares
 outstanding (1)(2):                                                2,863,521
                                                                  ===========

                                                At December 31, 1998
                                      -----------------------------------------
                                                                   Pro Forma
                                        Actual    Pro Forma (1) As Adjusted (3)
                                      ----------  ------------- ---------------
Consolidated Balance Sheet Data:
Cash and cash equivalents...........  $  972,954   $2,286,579        $
Working capital ....................    (287,767)   1,025,858
Total assets........................   3,233,963    4,435,193
Debt, long-term portion.............     726,786      214,286
Convertible preferred stock.........   3,434,700          --
Total stockholders' (deficit) equity
 ...................................  (2,312,668)   2,835,762

--------
(1) Pro forma to give effect to:
  . A one-for-3.85 reverse stock split to be effected, on     , 1999.

  . The automatic conversion, upon the completion of the offering, of all outstanding shares of preferred stock into 819,199 shares of common stock.

  . The automatic conversion of all outstanding convertible notes into 415,584 shares of common stock ($512,500 of convertible notes outstanding at December 31, 1998 and $1,487,500 of convertible notes issued in January 1999).

  . The write-off of all capitalized loan fees related to the convertible notes ($112,395 capitalized at December 31, 1998 and $173,875 capitalized in January 1999).
(2) Computed on the basis described in Note 9 of the notes to the consolidated financial statements.
(3) Adjusted to give effect to reflect the sale of      shares of common stock
    offered hereby at an assumed initial public offering price of $    per
    share (the midpoint of the range) and the application of the net proceeds of this offering. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  You should carefully consider the following risks, in addition to the other information contained in this prospectus, before making any investment decision. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties, not presently known to us, or currently considered immaterial by our management, may also materially affect our future business, financial condition and results of operations. As a result of any of the risks we encounter, our business, financial condition and results of operations could be materially adversely affected. In addition, any such adverse effect could cause the trading price of our common stock to decline and you may correspondingly lose all or some portion of your investment in us.

We have a limited operating history, have incurred losses and may continue to realize losses. We also have an accumulated deficit that may continue to increase.

  We began commercial operations in November 1997. Accordingly, we have a limited operating history and we face all of the risks and uncertainties encountered by early stage companies in new, unproven and rapidly evolving markets. Among other things, our business will require:

  .  Expanding the content available in our online music library.

  .  Increasing awareness of the musicmaker.com brand.

  .  Increasing our customer base.

  . Attracting and retaining talented management, technical, marketing and sales personnel.

  If we are unable to achieve any of these goals, or other requirements for the successful growth of an early stage Internet commerce company, our business, financial condition and results of operations may be materially adversely affected.

  We have had net losses in each period since we began operations. We anticipate that such losses may continue for the foreseeable future as our operating expenses continue to increase. We reported a net loss of $4,654,767 and $2,084,157 for the years ended December 31, 1998 and 1997, respectively. As of December 31, 1998, we had an accumulated deficit of $7,106,236. There can be no assurance that we will ever achieve profitable operations or generate significant revenue with our current products and strategy. See "Summary Financial Data," the consolidated financial statements appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We do not have a license agreement with any major record label and currently rely solely on independent record labels for our music content.

  In order to build our music library, we must negotiate and enter into license agreements with record labels. We rely upon our license agreements with over 85 record labels, all of which are typically smaller, independent labels. In order to achieve significant commercial success, we believe we need to enter into a license agreement with at least one of the five major record labels. Together, the five major record labels below accounted for approximately 80% of the music sold in 1997:

  .  BMG Entertainment

  .  EMI

  .  Universal Music Group

  .  Sony Music Entertainment

  .  Warner Music

We may not be able to negotiate additional agreements and obtain additional licenses on favorable terms, if at all. Our inability to secure licenses for additional song titles or to obtain commercially popular music titles in a timely fashion may have a material adverse effect upon our business, financial condition and results of operations.

  In addition, we may encounter difficulty in making the minimum payments required under our existing and any future license agreements with record labels. Our failure to make such minimum payments could have material adverse effects on our relationships with record labels, including, but not limited to, cancellation of our license agreements. Any difficulties in obtaining, or maintaining rights to music content could materially affect our business, financial condition and results of operations. See "Business--Music Content."

We need to develop the musicmaker.com brand.

  Our future success and growth significantly depend upon our promotion and favorable consumer perception of the musicmaker.com brand. Increased recognition and awareness of the musicmaker.com brand will largely depend upon our advertising and promotional efforts, our strategic marketing alliances, and our continued provision of a high quality product and high level of customer service. There can be no assurance that these efforts will result in increased brand recognition or if such increased brand recognition is obtained, that we will experience a corresponding increase in the sale of our custom CDs. See "Business--musicmaker.com Strategy."

Our business depends on continued growth of online commerce.

  Purchasing products and services over the Internet is a new and emerging market. Our future revenues and profits are substantially dependent upon widespread consumer acceptance and use of the Internet and other online services as a medium for commerce. Rapid growth of the use of the Internet and other online services is a recent phenomenon. This growth may not continue. A sufficiently broad base of consumers may not adopt, or continue to use, the Internet as a medium of commerce. Demand for and market acceptance of recently introduced products and services over the Internet are subject to a high level of uncertainty, and there are few proven products and services. For us to grow, consumers who have historically used traditional means of commerce will instead need to purchase products and services online, and as a result the custom CD market may not be viable without the growth of Internet commerce.

We depend upon maintenance and continued improvement of the Internet's infrastructure.

  The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. Our success will depend upon the development and maintenance of the Internet's infrastructure to cope with this increased traffic. This will require a reliable network backbone with the necessary speed, data capacity and security, and the timely development of complementary products, such as high-speed modems, to provide reliable Internet access and services.

  The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure and could face such outages and delays in the future. Outages and delays are likely to affect the level of Internet usage, the level of traffic on our website and the number of purchases on our website. In addition, the Internet could lose its viability as a mode of commerce due to delays in the development or adoption of new standards to handle increased levels of activity or due to increased government regulation. The adoption of such new standards or government regulation may also require us to incur substantial compliance costs.

Our business model is novel and unproven.

  Musicmaker.com is based on a novel and unproven business model. It is impossible to predict the degree to which consumers will use the musicmaker.com service and the level of consumer acceptance for our custom CDs. It is also difficult to anticipate the level of acceptance of our distribution model by additional record labels, specifically major record labels. We will be successful only if consumers and record labels respond favorably to our business model and our custom CDs and digitally downloaded music.

  Factors influencing consumers' acceptance of our custom CDs and digitally downloaded music include:

  . Our ability to consistently provide high quality custom CDs and digitally downloaded music at competitive prices.

  . Our maintenance of a user-friendly ordering process and a high level of customer service.

  . Consumers' desire to conduct online commerce, specifically their demand for custom CDs.

  Factors influencing record labels' acceptance of our business model include:

  . The belief that sales of custom CDs and digitally downloaded music will enable record labels to gain market exposure for artists and titles in their back catalogs and generate incremental revenue without disrupting existing distribution channels or retail pricing structures.

  . The belief that musicmaker.com will be able to assist in the protection of record label's intellectual property rights.

  Should we encounter difficulty with any of the factors above, or other factors associated with consumer or record label acceptance of our business model, it is possible that we will not achieve profitability. See "Business-- musicmaker.com Strategy."

The online music industry is extremely competitive.

  The market for online commerce is extremely competitive and we believe such competition will continue to grow and intensify. Our most visible custom compilation competitors currently include Custom Revolutions, Inc., CDuctive, and amplified.com. Although our primary focus is on sales of custom, rather than pre-recorded music CDs, we may ultimately compete with existing online websites that provide sales of pre-recorded music on the Internet. Such online competitors may include N2K, CDnow, Inc., Amazon.com, Inc., barnesandnoble.com inc., Columbia House and BMG Music Service. We do not believe that any of these competitors currently offer customized music compilations to their customers. However, CDnow purchased SuperSonic Boom, a custom compilation provider, in June 1998.

  We also face significant competition in the growing market to provide digitally downloaded music, specifically for music files in MP3 format. Digitally downloaded music can currently be found on the websites of existing online music retailers, artists and record labels as well as catalogs of songs provided by internet portals such as Lycos. We expect the competition to provide MP3 files to intensify with further entry by additional record labels, artists and portals, including those with greater resources and music content than musicmaker.com. Recently, the five major record labels announced that they have joined with IBM to conduct a market trial of a digital distribution system, providing over 1,000 albums to cable subscribers in the San Diego area. We expect additional market trials and alliances by technology and music industry participants to continue as the music industry attempts to integrate emerging technology into its existing distribution methods. See "Risk Factors--Our industry may encounter changes in music distribution methods."

  Our ability to effectively compete in the online music industry will depend upon, among other things:

  . Our ability to expand the list of song titles available from our online music library.

  .  Our continued promotion of the musicmaker.com website and brand.

  . Our maintenance and improvement of the technical systems upon which our operations rely.

  . Our ability to attract and retain experienced management, technical, marketing and sales personnel.

  . Our ability to provide a high quality, easy to use mechanism by which users can customize and purchase music at a reasonable price.

  Our failure in connection with any of the factors above, would materially adversely affect our ability to compete.

  In addition to competition encountered on the Internet, we face competition from traditional music retail chains and megastores, mass merchandisers, consumer electronics stores, music clubs, and a number of small custom compilation start-up companies. We could also face competition from record companies, multimedia companies and entertainment companies that seek to offer recorded music either directly to the public or through strategic ventures and partnerships.

  Many of our current and potential competitors in the Internet commerce and music businesses have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than musicmaker.com. For example, should record labels decide to compete with us by offering their own custom CDs over the Internet or by making their music available for digital downloads, we would be at a significant disadvantage from a music library selection standpoint. We expect that such competitors may be able to respond more quickly to new or emerging technological change, competitive pressures and changes in customer demand. As a result of their advantages, our competitors may be able to limit or curtail our ability to successfully compete in the industry. The competitive pressures that we encounter in the industry could materially adversely affect our business, financial condition and operating results. See "Business--Competition."

We are significantly dependent upon certain existing and future marketing alliances.

  We believe that future marketing of our custom CDs is heavily dependant upon existing strategic marketing alliances. We anticipate that our ability to distribute print advertisements, promote the musicmaker.com brand name and ultimately sell custom CDs would be materially adversely affected by contractual difficulties associated with, or the termination of, our existing marketing alliances.

  We especially rely upon our current marketing alliance with Columbia House. Columbia House may terminate our alliance upon not less than thirty days notice if Mr. Puthukarai ceases to be musicmaker.com's President and Chief Operating Officer and Columbia House deems his replacement incompatible with their interest, or Columbia House determines after the first six musicmaker.com promotional mailings to its members that its financial returns do not justify continuing the relationship. Columbia House may choose to enter into non-exclusive marketing agreements with our competitors if they offer a significant repertoire of music unavailable through musicmaker.com. Our alliance with N2K is subject to renegotiation as a result of its proposed merger with CDNow, which acquired a custom compilation provider in June 1998.

  Our future success and development of the musicmaker.com brand name is also heavily dependant upon our ability to enter into additional marketing alliances and hyperlink arrangements with music and entertainment companies, Internet service providers, and Internet search engines. There is no assurance that we will be able to develop future strategic alliances on terms favorable to us, if at all. Our inability to enter into such alliances in the future could materially adversely affect the promotion of our musicmaker.com brand and our custom CDs. See "Business--Marketing."

Growth of musicmaker.com may challenge our business operations.

  Since beginning commercial operations in November 1997, we have rapidly expanded our operations. While we anticipate continued expansion of our operations for the foreseeable future, such growth may place considerable strain on our existing resources and technology, as well as our management, technical, marketing and sales personnel. In order to adequately manage our growth, it will be necessary to continue to implement our strategy and to assess and upgrade the systems and resources which support our operations. If we are unable to manage our growth effectively, our business, financial condition and results of operations may be materially adversely affected. See "Business--musicmaker.com Strategy."

We may encounter security risks associated with business on the Internet.

  We are potentially vulnerable to computer break-ins, "hackers," credit fraud, viruses and other similar disruptive problems caused by our customers or unauthorized third parties. These disruptions could result in interruption, delay or possible cessation of service to our customers. Unauthorized activity on our network or website could also result in potential misappropriation of proprietary information or customer data. Such misappropriation could cause us to incur significant litigation expense to assert our proprietary rights or defend possible claims of misuse of, or failure to secure, consumers' personal information.

  Consumers currently use their credit cards to make online purchases. We rely on licensed encryption and authentication technology to secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities and technology could result in a compromise or breach of the technology we use to protect customer transaction data. Such security concerns of our business, and the online industry generally may deter customers and potential customers from using the Internet as a means of commerce. Security breaches could also expose us to potential liability to customers, record labels and others and could inhibit the growth of the Internet as a merchandising medium.

Our industry may encounter changes in music distribution methods.

  New digital distribution channels for music could radically alter the established order of artists, publishers, distributors, retailers and media companies that use current music distribution methods. Early adopters are currently performing market trials with high quality, open format MP3 downloaded music files--some posted legally by artists or record labels on their own websites, others posted illegally on sites that have pirated intellectual property owned by the major and independent labels. A portable device, the Rio, that plays MP3 downloaded music files recently became available to consumers.

  In February 1999, the five major record companies announced that they would conduct a market trial to test selling music as digital information transmitted over the Internet. The test, which uses IBM software, will allow approximately 1,000 cable subscribers in San Diego to download music from a library of 1,000 album titles and several hundred song titles provided by the major record labels. The market trial is viewed by many as the first step taken by the major record companies to consider the sale of digital music online.

  A task force of recording companies, software programmers and consumer electronics makers, called the Secure Digital Music Initiative, is attempting to develop standards by which songs available in digital format can be disseminated without infringing upon copyright or other intellectual property rights. We have made a business decision to provide licensed music content over the Internet by licensing content from labels in a traditional manner to ensure compliance with existing copyright laws. The acceptance and integration of any of these new methods of music distribution, without sufficient protection of intellectual property or industry uniformity, could materially adversely affect our business, financial condition and results of operations. Increased availability of high bandwidth capacity could further alter existing distribution methods.

We may not be able to keep up with technological advancements.

  The market for providing custom CDs and digitally downloaded music on the Internet, and for Internet commerce generally, is characterized by rapid change, evolving industry standards and the frequent introduction of new technological products and services. The introduction of new technology, products, services or standards may prove to be too difficult, costly or simply impossible to integrate into our existing systems. Such innovations could render our existing or any future products and services obsolete. Our ability to remain competitive will also depend heavily upon our ability to maintain and upgrade our technology products and services. Any difficulty keeping pace with technological advancements could hurt growth of our business, retention of our customers and may materially adversely affect our business, financial condition and results of operations.

Risk of our system failure.

  Our business heavily depends upon our ability to maintain our computer and telecommunications equipment in effective working order. The scalability features of our storage and fabrication systems have not been tested in actual operations and may not be able to handle a large increase in customer demand or a significant increase in our online music library. The strain associated with increased demands upon our systems may result in reduced quality of our customer service and products or potential system failure. Any interruption, damage to, or failure of our systems could have a material adverse effect on our business, financial condition and results of operations.

  Substantially all of our computer and telecommunications operations are located at our facility in Reston, Virginia. We currently do not maintain a redundant website or co-hosting arrangement nor do we have an off-site back-up of our music library. In the event of a catastrophic loss at our Reston facility resulting in damage to, or destruction of, our computer and telecommunications systems, we would have a material interruption in our business operations.

We depend upon intellectual property rights and risk having such rights infringed.

  We consider our trademarks, trade secrets and similar intellectual property to be a valuable part of our business. To protect such intellectual property rights, we rely upon copyright, trademark, patent and trade secret laws, as well as confidentiality agreements with our employees and consultants. There can be no assurance that our use of such contracts and the application of existing law will provide sufficient protection from misappropriation or infringement of our intellectual property rights. It is possible that others will develop and patent technologies that are similar or superior to that of musicmaker.com. It is also possible that third parties will obtain and use our content or technology without authorization.

Musicmaker.com's year 2000 risks.

  The year 2000 issue is the result of computer programs written using year identifiers consisting of two digits, rather than four. Use of two digits to identify years may cause certain systems to recognize a date using "00" as the year 1900, rather than the year 2000. The year 2000 issue could result in system failures, or miscalculations causing disruption to the operations of many businesses. We have not verified that the companies doing business with us are year 2000 compliant. Significant uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance. Any year 2000 compliance problem of musicmaker.com, our current and any future strategic marketing partners, our vendors or our users could have a material adverse effect on our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 System Costs."

We may be exposed to liability for content retrieved from our website.

  Our exposure to liability from providing content on the Internet is currently uncertain. Due to third party use of information and musical content downloaded from our website, we may be subject to claims for defamation, negligence, copyright, trademark or patent infringement or other theories based on the nature and content of such materials. Our exposure to such liability, particularly for claims not covered by insurance, or in excess of any insurance coverage, could have a material adverse effect on our business, financial condition and results of operations.

We depend upon the services of key personnel.

  Our future success depends heavily upon the continued service and industry relationships of our key senior management personnel, including, but not limited to:

  . Robert P. Bernardi, our Chairman of the Board of Directors and Co-Chief Executive Officer.

  . Devarajan S. Puthukarai, our President, Co-Chief Executive Officer and Chief Operating Officer.

  . Irwin H. Steinberg, our Vice Chairman of the Board of Directors and a consultant to musicmaker.com.

  Any departure by key senior management personnel may have a material adverse effect upon our business, financial condition and results of operations. See "Risk Factors--We are significantly dependent upon certain existing marketing alliances," "Business--Marketing" and "Management."

We depend upon hiring and retaining qualified employees.

  Our current and future operations significantly depend upon our ability to attract, retain and motivate highly qualified, managerial, technical, marketing and sales personnel. Competition for such personnel is intense, particularly in the Northern Virginia employment market. There can be no assurance that we will be able to retain our existing employees or attract, retain and motivate highly qualified personnel in the future. Such personnel difficulties could impair growth of our business, promotion of our musicmaker.com brand and products, and materially adversely affect our business, financial condition and results of operations.

Regulation of Internet domain names is uncertain.

  We currently hold the Internet domain name "musicmaker.com." Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not acquire or maintain the musicmaker.com domain name in all of the countries in which we conduct or expect to conduct business. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights.

Our industry may be subject to increased government regulation.

  As commerce conducted on the Internet continues to evolve, federal, state or foreign agencies may adopt regulations or impose new taxes intended to cover our business operations. Such efforts may seek to regulate areas including user privacy, pricing, content and consumer protection standards for our products and services. Compliance with such regulations could hinder our growth or prove to be prohibitively expensive. It is also possible that the introduction of such regulations could expose companies involved in Internet commerce, or the provision of content over the Internet, to significant liability. If enacted, such government regulation could materially adversely affect the viability of Internet commerce, generally, as well as our business, financial condition and results of operations.

Certain existing investors own a large percentage of musicmaker.com's voting securities.

  Following the completion of this offering, our executive officers, directors and their affiliated entities together will beneficially own approximately
of our outstanding shares of common stock (   if the underwriters'
overallotment option is exercised in full). As a result, these stockholders will exercise significant control over all matters requiring stockholder consent. Matters typically submitted to our stockholders for a vote include the election of our directors, mergers or consolidations, and any sale of all, or substantially all of our assets. The concentrated holdings of the stockholders noted above may result in delay or deterrence of possible changes in our control, which may reduce the market price of our common stock. See "Principal Stockholders."

We may encounter risks associated with international expansion.

  We intend to expand our business into international markets. In the event that we conduct any such expansion, we will encounter many of the risks associated with international business expansion, generally. Such risks include, but are not limited to, language barriers, changes in currency exchange rates, political and economic instability, difficulties with regulatory compliance and difficulties with enforcing contracts and other legal obligations. See "Business--musicmaker.com Strategy."

Shares eligible for future sale.

  We will have     shares of common stock outstanding after this offering. The common stock sold in this offering will be freely tradable except for any shares purchased by "affiliates" as that term is defined in Rule 144, promulgated under the Securities Act of 1933, as amended. Our common stock sold prior to the offering and certain other securities sold prior to the offering, including securities automatically converting into common stock upon completion of this offering are "restricted securities" as that term is defined in Rule 144. In addition the following securities are outstanding and, upon exercise of certain purchase rights and issuance of common stock therefor unless registered, may only be sold pursuant to Rule 144 or an exemption from registration.

 . Under our stock option plan, options to purchase 532,182 shares of common stock are issued and outstanding and upon exercise, the underlying common stock may be freely traded subject to certain limitations imposed by Rule 701 of the Securities Act. An additional 247,039 shares of common stock are reserved for issuance under our stock option plan.

 . 595,855 common stock warrants outstanding, 728,725 common stock warrants to be issued upon conversion of the outstanding preferred warrants and common stock warrants to be issued to the representatives in connection with this offering. The holders of the warrants may sell shares of common stock acquired upon exercise no earlier than six months from the date of issuance, pursuant to, and as limited by, Rule 144.

  Stockholders holding approximately or % of our outstanding common stock have agreed not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any musicmaker.com securities currently held without prior written consent of Ferris, Baker Watts, Incorporated for a period of 180 days. Further sales of common stock under Rule 144 or otherwise, and the introduction of such shares into the public market could materially adversely affect the market price of our common stock. See "Shares Eligible for Future Sale."

Our management will have broad discretion in applying the net proceeds of this offering.

  Assuming an initial offering price of $   and after deducting underwriting
discounts and commissions and other expenses of the offering, we will receive
net proceeds of $   . We have not yet determined the specific dollar amount of net proceeds to be allocated to any of the possible uses indicated in "Use of Proceeds." Accordingly, our management will have broad discretion in applying the net proceeds of the offering. See "Use of Proceeds."

Investors purchasing common stock in this offering will experience immediate and substantial dilution.

  The initial public offering price is expected to be substantially higher than the pro forma net tangible book value per share of the outstanding common stock immediately after this offering. Accordingly, if you purchase common stock in this offering, you will incur immediate dilution of approximately
$   , or    % in the pro forma net tangible book value per share of common stock from the price you pay for the common stock. To the extent that outstanding options and warrants are exercised or additional securities are issued, there will be further dilution to the investors in this offering. See "Dilution" and "Shares Eligible for Future Sale."

Tax uncertainties of our business.

  It is possible that the current tax moratorium limiting the ability of state and local governments to impose taxes on Internet based transactions could fail to be renewed prior to October 2001. Failure to renew this legislation would allow states to impose new taxes on Internet based commerce. Should states impose a requirement that online vendors collect taxes for all products shipped to each state, collection of such sales tax could create additional administrative burdens on our operations and slow the growth of Internet commerce. The imposition of such taxes could materially adversely affect our ability to become profitable in the future.

There has not been a public market for our common stock and its market price is likely to fluctuate.

  Prior to this offering there has been no public market for our common stock. We have applied to list our common stock on the Nasdaq National Market under the symbol "MMKR." There can be no assurance, however, that an active trading market will develop, or, if developed, that such a market will be maintained.

  The market price of our common stock is likely to be volatile. As a result, you may not be able to resell your shares at or above the initial public offering price and could lose all or some portion of your investment. This volatility may result from factors including:

  .  Variations in our quarterly operating results.

  .  Increase or decrease in orders placed for our products.

  . Changes in estimates prepared by analysts for musicmaker.com or online commerce generally.

  .  Any announcement of technological innovations.

  .  The introduction of new competitors or changes in customer preferences.

  .  The general condition of companies engaged in Internet commerce.

  . Other events or factors affecting the market for our common stock and the stock market generally.

  The stock market and Internet stocks specifically have experienced significant price and volume fluctuations that have affected the market price of common stock for many companies engaged in industries similar to musicmaker.com. The factors above could materially adversely affect the market price of our common stock.

We may have fluctuations in our quarterly results.

  We expect to experience significant fluctuations in our future quarterly operating results caused by a variety of factors, many of which are outside of our control. Factors affecting our quarterly results may include:

  . Any announcement, or introduction of new or enhanced websites, products, services and strategic alliances by us, our alliance partners or our competitors.

  . Any changes to our current product offering, increases or decreases in our song library or that of our competitors.

  .  Seasonality of music purchases.

  . Level of customer satisfaction, including our ability to retain existing customers and attract new customers.

  .  Price competition or changes in our current licensing arrangements.

  . Increases or decreases in the use of the Internet, generally, and consumer acceptance of the Internet for retail commerce purposes.

  . Our ability to upgrade or respond to technological advances in a timely and cost effective manner with minimal disruption to our operations.

  .  Technical difficulties, system downtime or Internet disruptions.

  . General economic conditions and conditions specific to Internet commerce and the music industry.

  As a result of these and other factors, period-to-period comparisons of our results of operations may not be meaningful and should not be relied upon as an indication of our future performance. As a result of any of the factors above, our operating results could be below expectations of investors and market analysts, and the market price of our common stock could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Anti-takeover effects of our Charter and Bylaws.

  Our Charter and Bylaws contain provisions that could discourage potential acquisition proposals and might delay or prevent a change in control of musicmaker.com. These provisions could make musicmaker.com less attractive to potential acquirers. These provisions could also result in our stockholders being denied a premium for, or receiving less for, their shares than they otherwise might have been able to obtain in a takeover attempt. See "Description of Securities."

Our stockholders may have difficulty in recovering monetary damages from directors.

  Our Charter contains a provision which eliminates personal liability of our directors for monetary damages to be paid to us and our stockholders for breach of certain fiduciary duties. As a result of this provision, our stockholders may be unable to recover monetary damages against our directors for their actions that constitute a breach of certain fiduciary duties, negligence or gross negligence. Inclusion of this provision in our Charter may also reduce the likelihood of derivative litigation against our directors and may discourage lawsuits against our directors for breach of their duty of care even though such claims might have been successful and benefited stockholders. See "Description of Securities."

We may require additional capital or financing in the future.

  We anticipate that the proceeds of this offering, cash on hand, cash equivalents and commercial credit facilities will be adequate to meet our working capital needs for at least the next 12 months. Beyond that period, we may need to raise additional funds. We cannot be certain that we will be able to obtain such funds on favorable terms, if at all. If we decide to raise such funds by issuing additional equity securities, purchasers in this offering may experience additional dilution. Issuance of additional equity securities may also involve granting preferences or privileges ranking senior to those purchasers in this offering. If we cannot obtain sufficient funds, we may not be able to grow our operations, take advantage of future business opportunities or respond to technological developments or competitive pressures. See "Dilution," and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

We do not intend to pay dividends.

  We have never paid dividends on our common stock. We do not intend to pay dividends and purchasers should not expect to receive dividends on our common stock for the foreseeable future. See "Dividend Policy" and "Description of Securities."

Warning regarding our use of forward-looking statements.

  This prospectus contains forward-looking statements. Such statements relate to possible future events, our future performance and our future operations. In some cases, you can identify forward-looking statements by our use of words such as "may," "will," "should," "anticipates," "believes," "expects," "plans," "future," "intends," and other similar expressions. These forward-looking statements are only our predictions. Our actual results could and likely will differ materially from these forward-looking statements for many reasons, including the risks described below and appearing elsewhere in this prospectus.

                                USE OF PROCEEDS

  Assuming an initial offering price of    and after deducting underwriting
discounts and commissions and other expenses of this offering, we will receive
net proceeds of     from the sale of     shares of our common stock in this
offering. We intend to use the net proceeds of this offering to pay advances in connection with acquiring additional music content from record labels. We also anticipate using net proceeds to expand our advertising, marketing and promotional efforts with our existing and future strategic marketing partners. Net proceeds may be used to support promotional inserts in direct mailings to Columbia House and Audio Book Club members, website advertising and seasonal product promotions. We intend to use net proceeds to maintain, back-up, and upgrade the technological systems which support our operations. Although we do not have any current plans to acquire any businesses, we may use a portion of the net proceeds of the offering for such purposes. We have not yet determined the amount of net proceeds to specifically allocate to each of the foregoing purposes. As a result, management will have significant discretion in the application of such proceeds. Allocation of net proceeds is further subject to future events including general economic conditions, changes in musicmaker.com's strategy and response to competitive pressures and consumer preferences associated with the music industry and Internet commerce. Pending use, we will invest the net proceeds of this offering in bank certificates of deposit and other fully insured investment grade interest bearing securities. See "Business--musicmaker.com Strategy" and "Risk Factors--Our management will have broad discretion in applying the net proceeds of this offering."

                                CAPITALIZATION

  The following table sets forth our capitalization as of December 31, 1998:

    .  On an actual basis.

    .  On a pro forma basis to reflect:

           .  A one-for-3.85 reverse stock split to be effected on       ,
              1999.

           . The automatic conversion, upon the completion of the offering, of all outstanding shares of preferred stock into 819,199 shares of common stock.

           . The automatic conversion of all outstanding convertible notes into 415,584 shares of common stock ($512,500 of convertible notes outstanding at December 31, 1998 and $1,487,500 of convertible notes issued in January 1999) and the issuance of 252,104 shares of common stock after December 31, 1998.

    . On a pro forma as adjusted basis, to reflect the receipt by musicmaker.com of the estimated net proceeds from the offering.

  The information below assumes an initial public offering price of $    as
reduced for underwriting discounts, commissions and expenses incurred in connection with the offering.

                                                 As of December 31, 1998
                                           -------------------------------------
                                                                      Pro Forma
                                             Actual      Pro Forma   As Adjusted
                                           -----------  -----------  -----------
Current portion of long-term obligation..  $    42,857  $    42,857
                                           ===========  ===========     ====
Convertible notes and long-term
 obligation..............................  $   726,786  $   214,286
Series A preferred stock.................    1,750,000          --
Series B preferred stock.................    1,684,700          --
Stockholders' (deficit) equity:
  Common stock, $0.01 par value;
   5,194,805 shares authorized; 2,707,954
   shares issued and outstanding on an
   actual basis; 3,942,737 shares issued
   and outstanding on a pro forma basis
   and     shares issued and outstanding
   on a pro forma as adjusted basis......       27,080       39,427
  Additional paid-in capital.............    4,766,488   10,188,841
  Accumulated deficit....................   (7,106,236)  (7,392,506)
                                           -----------  -----------     ----
Total stockholders' (deficit) equity ....   (2,312,668)   2,835,762
                                           -----------  -----------     ----
Total capitalization.....................  $ 1,848,818  $ 3,050,048
                                           ===========  ===========     ====

                                   DILUTION

  The difference between the initial public offering price per share of common stock and the as adjusted pro forma net tangible book value per share of common stock after this offering constitutes the dilution to investors purchasing common stock in this offering. Net tangible book value per share is determined by dividing musicmaker.com's net tangible book value (total assets less total liabilities) by the number of outstanding shares of common stock.

  At December 31, 1998, our net tangible book value was $    or $    per share
of common stock. After giving effect to the sale of the common stock offered
hereby, assuming an initial public offering price of $    and after deducting
the estimated underwriting discounts, commissions and offering expenses, our
net tangible book value as of December 31, 1998, would have been $    or $
per share. This represents an immediate increase in net tangible book value of
$    per share to the existing holders of common stock and an immediate
dilution to investors purchasing in this offering of $    per share. The
following table illustrates the per share dilution to investors purchasing in this offering:

   Assumed initial public offering price per share..........................
     Net tangible book value before offering................................
     Pro forma increase attributable to new investors.......................
     Net tangible book value after offering.................................
   Pro forma dilution to investors purchasing in offering...................

  The following table summarizes as of December 31, 1998, on the pro forma basis described above, the number of shares of capital stock purchased from musicmaker.com, the total consideration paid to musicmaker.com and the average price per share paid by existing stockholders and by investors purchasing shares of common stock in this offering at an assumed initial public offering price of $ , before deducting the estimated underwriting discount and commissions and estimated offering expenses:

                         Shares Purchased       Total Consideration       Average
                         -------------------    ----------------------     Price
                         Number     Percent      Amount      Percent     Per Share
                         --------   --------    ----------  ----------   ---------
Existing stockholders...                      %  $                     %   $
New investors...........                                                   $
                          --------    --------   ----------   ---------    ----
  Total.................                   100%  $                  100%
                          ========    ========   ==========   =========    ====

  The table above excludes the following:

  . 595,855 common stock warrants issued and outstanding, 728,725 common stock warrants to be issued upon conversion of the oustanding preferred
     stock warrants, and    common stock warrants to be issued to the
     representatives in connection with this offering; and

  . 532,182 options issued as of January 31, 1999 under our stock option plan.

  To the extent that any of these options or warrants are exercised, there would be further dilution to investors purchasing in the offering. See "Capitalization," "Management--Stock Option Plan" and Notes 5 and 9 of the notes to the consolidated financial statements.

                                DIVIDEND POLICY

  We have never declared or paid any cash dividends on our capital stock and we do not anticipate paying cash dividends in the foreseeable future. The payment of cash dividends, if any, in the future will be at the sole discretion of the Board of Directors.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with the consolidated financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The consolidated statement of operations data for the period from April 23, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998, and the consolidated balance sheet data at December 31, 1997 and 1998 are derived from the consolidated financial statements of musicmaker.com that have been audited by our independent auditors, and are included elsewhere in this prospectus.

Consolidated Statement of Operations Data:

                                                     Year ended December 31,
                                                     ------------------------
                                      Period from
                                    April 23, 1996
                                    (inception) to
                                   December 31, 1996    1997         1998
                                   ----------------- -----------  -----------
Net sales.........................     $   8,355     $    13,432  $    74,028
Cost of sales.....................         2,590           2,955       46,821
                                       ---------     -----------  -----------
Gross profit......................         5,765          10,477       27,207
Operating expenses:
  Sales and marketing.............           --            7,780      929,661
  Operating and development.......        64,029         692,041    1,435,690
  General and administrative......       306,381       1,360,856    2,334,438
                                       ---------     -----------  -----------
Total operating expenses..........       370,410       2,060,677    4,699,789
                                       ---------     -----------  -----------
Loss from operations..............      (364,645)     (2,050,200)  (4,672,582)
Net interest (expense) income.....        (2,667)        (33,957)      17,815
                                       ---------     -----------  -----------
Net loss..........................     $(367,312)    $(2,084,157) $(4,654,767)
                                       =========     ===========  ===========
Basic and diluted net loss per
 share(2).........................     $   (0.44)    $     (1.20) $     (2.13)
                                       =========     ===========  ===========
Weighted average shares
 outstanding(2)...................       830,076       1,734,328    2,186,488
                                       =========     ===========  ===========
Pro forma basic and diluted net
 loss per share(1)(2):                                            $     (1.73)
                                                                  ===========
Pro forma weighted average shares
 outstanding(1)(2):                                                 2,863,521
                                                                  ===========

Consolidated Balance Sheet Data:

                                                 At December 31, 1998
                                        ---------------------------------------
                                                                   Pro Forma
                                          Actual    Pro Forma(1) As Adjusted(3)
                                        ----------  ------------ --------------
Cash and cash equivalents.............. $  972,954   $2,286,579    $
Working capital........................   (287,767)   1,025,858
Total assets...........................  3,233,963    4,435,193
Debt, long-term portion................    726,786      214,286
Convertible preferred stock............  3,434,700          --
Total stockholders' (deficit) equity... (2,312,668)   2,835,762

--------
(1) Pro forma to give effect to:
  .  A one-for-3.85 reverse stock split to be effected on      , 1999.
  . The automatic conversion, upon the completion of the offering, of all shares of outstanding preferred stock into 819,199 shares of common stock.
  . The automatic conversion of all outstanding convertible notes into 415,584 shares of common stock ($512,500 of convertible notes outstanding at December 31, 1998 and $1,487,500 of convertible notes issued in January 1999).
  . The write-off of all capitalized loan fees related to the convertible notes ($112,395 capitalized at December 31, 1998 and $173,875 capitalized in January 1999).
(2) Computed on the basis described in Note 9 of the notes to the consolidated financial statements.
(3) Adjusted to give effect to reflect the sale of     shares of common stock
    offered hereby at an assumed initial public offering price of $    per
    share and the application of the net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

  The following discussion of the financial condition and results of operations of musicmaker.com should be read in conjunction with the consolidated financial statements and the related notes thereto and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Musicmaker.com's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those factors set forth under "Risk Factors" and appearing elsewhere in this prospectus.

Overview

  Musicmaker.com is a leading e-commerce provider of customized music CD compilations over the Internet. Our customers can search our extensive online music library and sample and select songs to make their own customized compilation CDs. Our music library currently contains over 150,000 licensed song titles. Our custom CDs can be further personalized by including selected graphics or consumer provided text. Our custom CDs have sound quality equivalent to pre-recorded CDs available at retail stores and are sold at competitive prices. We manufacture and ship our custom CDs from our state-of-the-art production facility generally within 24 hours of order. Our proprietary technology (patent application allowed) can digitally store approximately five million songs, provides advanced search/retrieval capabilities and automates the high speed production of our custom CDs. Customers can also download music from our music library using either Secure-MP3, a copyright-protected format, or a Liquid Audio format.

  We currently have music content agreements with over 85 independent record labels and seek to sign content agreements with additional record labels. We believe that our proprietary customization process provides substantial benefits by allowing the customer to purchase only those songs that he chooses and by providing the record label with an additional source of revenue for songs in its back catalog. Musicmaker.com has amassed a library of music in multiple genres including significant catalogs of jazz, blues and classical music. Artists in our music library include:

  .  Creedence Clearwater Revival  .  The Beach Boys       .  Ziggy Marley

  .  Jerry Lee Lewis               .  Miles Davis          .  Johnny Cash

  .  Little Richard                .  John Coltrane        .  Dionne Warwick

  .  Frank Zappa                   .  The Yardbirds with   .  Muddy Waters
                                      Eric Clapton
  .  Taylor Dayne                  .  Blondie              .  The Blues Brothers

  .  The Ramones                   .  Kansas               .  The Kinks

                                                           .  The Band

  Musicmaker.com was incorporated in April 1996 ("Inception"). On July 31, 1996, musicmaker.com acquired the technology to produce its custom CDs. See "Certain Transactions." During the remainder of 1996 and through the year ended December 31, 1997, musicmaker.com's operating activities consisted of recruiting personnel, developing the technological infrastructure necessary to create custom CDs on the Internet, building an operating infrastructure and establishing relationships with record labels and vendors. Musicmaker.com launched its website in October 1997 and shipped its first custom CD in November 1997. In 1998, musicmaker.com established several strategic alliances with leading online and offline music marketers. See "Business--Marketing."

  Since commercial operations primarily began in the fourth quarter of 1997, musicmaker.com has sold over 5,000 custom CDs. Through July 1998, all of musicmaker.com's net sales had been derived from the sale of custom CDs through its own website and print promotions. In August 1998, musicmaker.com began selling its custom CDs through a marketing alliance with N2K. In October 1998, musicmaker.com began selling its custom CDs through marketing alliances with Platinum and Columbia House. See "Business--Marketing."

  Net sales are primarily derived from custom CDs offered over the Internet and through advertising campaigns and individual songs downloaded directly from musicmaker.com's website. Net sales are net of sales discounts, and include shipping and handling charges. Customer accounts are settled by directly charging a customer's credit card. Net sales are recognized upon shipment of the CD from musicmaker.com's production site in Reston, Virginia. For digitally downloaded songs, net sales are recognized upon execution of the order.

  Cost of sales principally consist of content costs, production and shipping costs, and credit card receipt processing costs. Content costs will include royalty payments based on actual sales. Production costs include jewel cases, CD trays and CD inserts. Musicmaker.com expects that its cost of sales will increase significantly as it enters into additional licensing agreements to further expand and develop its music library.

  Sales and marketing expenses consist primarily of advertising and promotional expenditures, including payroll and related expenses.
Musicmaker.com expenses all advertising costs as incurred. Musicmaker.com expects sales and marketing expenses to increase significantly as it endeavors to increase its customer base, drive traffic to its website and enhance brand name awareness.

  Operating and development expenses are expensed as incurred and consist primarily of initial royalty payments and content development costs. To establish its music library, musicmaker.com made advance royalty payments pursuant to licensing agreements with certain record labels. These payments have been classified as operating and development expenses due to management's belief that minimal net sales will be generated during the one year period following the payment of these advances. Musicmaker.com is required to make additional annual advance payments for up to two years. Should these initial arrangements generate significant revenues, future advances will be classified as cost of sales. With respect to future licensing arrangements, musicmaker.com intends to pay royalties based on actual sales which would be included in cost of sales. Musicmaker.com expects that in the future, operating and development costs will consist primarily of payroll and related expenses for website and system development as well as expenses associated with website hosting and Internet operations. Musicmaker.com's operating and development expenses have increased significantly since Inception, and are expected to continue to increase with our growth.

  General and administrative expenses consist primarily of legal and professional fees, payroll costs and related expenses for officers and administrative personnel, as well as other expenses associated with corporate functions.

  Musicmaker.com has an extremely limited operating history upon which to base an evaluation of its business and prospects. Musicmaker.com has yet to achieve significant net sales and its ability to generate significant net sales in the future is uncertain. Further, in view of the rapidly evolving nature of musicmaker.com's business and its very limited operating history, musicmaker.com has little experience forecasting net sales. Therefore, musicmaker.com believes that period-to-period comparisons of our financial results are not necessarily meaningful and you should not rely upon them as an indication of future performance.

  To date, musicmaker.com has incurred substantial costs to create, introduce and enhance its services, to acquire content, to build brand awareness and to grow its business. As a result, musicmaker.com has incurred operating losses since Inception. In addition, musicmaker.com expects significantly increased operating expenses in connection with an increase in the size of its staff, expansion of its marketing efforts, and an increase in its research and development efforts to assist in musicmaker.com's planned growth. To the extent that increases in operating expenses precede or are not followed by increased net sales, musicmaker.com's business, financial condition and results of operations will be materially adversely affected. See "Risk Factors--We have a limited operating history, have incurred losses and may continue to realize losses. We also have an accumulated deficit that may continue to increase."

  Musicmaker.com's business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early years, particularly companies in new and rapidly evolving markets such as electronic commerce. See "Risk Factors--We depend on continued growth of online commerce" and "We depend on maintenance and continued improvement of the Internet's infrastructure." In addition, musicmaker.com's net sales depend substantially upon the level of activity on its website and the success of its Columbia House print promotions. Although musicmaker.com has experienced growth in its operations, there can be no assurance that musicmaker.com's net sales will continue at its current level or rate of growth.

Results of Operations

 Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

  Net Sales. Net sales for the year ended December 31, 1998 were $74,028 compared to $13,432 for the year ended December 31, 1997. The generation of net sales resulted from development of our customer base, expansion of our music library and the formation of strategic alliances with Columbia House, N2K and Platinum which provided Internet traffic and access to additional customer bases.

  Cost of Sales. Cost of sales for the year ended December 31, 1998 were $46,821 compared to $2,955 for the year ended December 31, 1997. For the period ended December 31, 1998 content costs accounted for $10,258 or 22% of cost of sales and production costs accounted for $32,086 or 69% of cost of sales. Postage and mailing and credit card costs accounted for $2,383 and $2,095, respectively for the year ended December 31, 1998, or a combined 9% of cost of sales. Cost of sales for the year ended December 31, 1997 consisted entirely of production costs of $2,955.

  Operating and Development Expenses. Operating and development expenses were $1,435,690 for the year ended December 31, 1998 compared to $692,041 for the year ended December 31, 1997. This increase was primarily attributable to expenses associated with obtaining content as well as enhancing the features and functionality of our website and related systems.

  Sales and Marketing Expenses. Sales and marketing expenses were $929,661 for the year ended December 31, 1998 compared to $7,780 in the year ended December 31, 1997. Sales and marketing expense for the year ended December 31, 1998 consisted primarily of print advertising, expenditures incurred in the development of our strategic alliances and increases in sales and marketing personnel.

  General and Administrative Expenses. General and administrative expenses were $2,334,438 for the year ended December 31, 1998 from $1,360,856 for the year ended December 31, 1997. This increase was primarily due to increases in the number of personnel and corporate facility expenses necessary to support the growth of our business and operations.

  Interest Expense/Income. Interest income for the year ended December 31, 1998 was $17,815 compared to interest expense of $33,957 for the year ended December 31, 1997. The 1997 interest expense was attributable to convertible notes which were converted to common stock in June 1997. Musicmaker.com did not have any interest expense associated with debt during the year ended December 31, 1998.

 Year Ended December 31, 1997 Compared to Inception Period from April 23, 1996 to December 31, 1996

  Net Sales. Net sales were $13,432 for the year ended December 31, 1997 compared to $8,355 for the period from Inception through December 31, 1996 (the "Inception Period"). Net sales in the Inception Period consisted of certain product sales from musicmaker.com's subsidiary which was dissolved in early 1999. The increase in net sales was principally due to growth in musicmaker.com's customer base and expansion of its music library.

  Cost of Sales. Cost of sales were $2,955 for the year ended December 31, 1997 compared to $2,590 for the Inception Period.

  Operating and Development Expenses. Operating and development expenses were $692,041 for the year ended December 31, 1997 compared to $64,029 for the Inception Period. This increase was primarily attributable to costs incurred to obtain content and to enhance the features and functionality of musicmaker.com's website and related systems.

  Sales and Marketing Expenses. Sales and marketing expenses were $7,780 for the year ended December 31, 1997. There were no sales and marketing expenses for the Inception Period.

  General and Administrative Expenses. General and administrative expenses were $1,360,856 for the year ended December 31, 1997 compared to $306,381 for the Inception Period. This increase was primarily due to increases in the number of personnel and corporate facility expenses necessary to support the growth of musicmaker.com's business and operations.

Liquidity and Capital Resources

  Net cash used in operating activities totaled $3,519,777 for the year ended December 31, 1998 as compared net cash used in operating activities of $1,101,275 for the year ended December 31, 1997. Net cash used in operating activities for the year ended December 31, 1998 was primarily attributable to the net loss of $4,654,767 offset by accrued compensation to related parties of $30,665, an increase in accounts payable and accrued expenses of $297,250, and an increase in long-term obligations of $257,143. Net cash used in operating activities for the year ended December 31, 1997 was primarily attributable to the net loss of $2,084,157, offset by an increase to accrued compensation payable to related parties of $543,634, the issuance of stock and warrants for services for $150,500, and an increase in accounts payable and accrued expenses of $207,776.

  Cash used in investing activities was $217,961 and $299,755 for the years ended December 31, 1998 and 1997, respectively. The increase from the year ended December 31, 1997 to December 31, 1998 included the purchase of computer equipment and software for $177,954, the purchase of leasehold improvements of $36,823 and furniture and other office equipment of $3,184.

  Net cash provided by financing activities was $3,308,710 and $2,390,940 for the year ended December 31, 1998 and December 31, 1997, respectively. Net cash provided by financing activities, for the year ended December 31, 1998 was through the issuance of outstanding preferred stock for $1,568,033 and the issuance of common stock for $1,344,302. The net cash provided by financing activities for this period also included the net proceeds from the issuance of convertible notes of $396,375. Net cash provided by financing activities, for the year ended December 31, 1997, was primarily through the issuance of outstanding preferred stock for $1,700,000, issuance of common stock for $440,940 and proceeds from the issuance of convertible notes of $250,000.

  On January 8, 1999, musicmaker.com signed a lease line agreement which provides leasing for computer and related equipment as well as CD fabrication equipment up to $200,000 between the signing of the agreement and June 8, 1999. Any equipment leased under this agreement will have a 24 month lease term, and at the end of the lease term musicmaker.com will either be obligated to buy the equipment at 10% of the original equipment cost or extend the lease term for an additional 24 months. Borrowings under this lease line agreement require payments due in advance with a monthly rental factor of .0498 for months one through 24. The actual monthly rental will be determined by multiplying the cost of the equipment by the applicable monthly rental factor, plus any monthly maintenance charges. We will provide the lessor with a first security interest in the equipment leased under this agreement for the duration of the term of the lease. Musicmaker.com also signed the first lease under this agreement which will have a monthly rental payment of $8,261. As part of the lease line agreement, musicmaker.com issued a warrant to purchase 6,234 shares of its common stock at $4.81 per share which expires on January 8, 2009.

  On February 12, 1999, musicmaker.com signed a commitment letter with a financial institution for a credit facility of up to $250,000 in a revolving line of credit for equipment and software purchases and general working capital and up to $100,000 in a cash secured letter of credit. Borrowings under this line of credit bear interest at Imperial Bank's prime rate of interest plus 2%. The line of credit is secured by a blanket security interest on all of our assets including general intangibles excluding previously leased equipment. The line also has certain financial covenants, including minimum net worth and liquidity ratios. At February 15, 1999, we did not have any outstanding balances under this line of credit. Interest on any balance outstanding is payable monthly with principal and all accrued interest due six months from the date of the loan. In the event that equipment and software purchases under the line are termed out, equal payments of principal and interest will be due monthly for 24 months, starting on the first month following the initial six month maturity. If the term of the credit facility is extended, Imperial Bank will have the right to purchase warrants equal to 4% of the commitment amount.

  Musicmaker.com anticipates that it will have negative cash flows for the foreseeable future. It is estimated that musicmaker.com will need to provide for items such as computer storage, production equipment, distribution equipment, hardware and software for computer systems, and furniture and fixtures. Musicmaker.com expects to fund its purchase of such capital equipment with its working capital, which will include the proceeds from this offering.

  As of December 31, 1998, musicmaker.com had approximately $973,000 in cash and cash equivalents. Musicmaker.com believes that the net proceeds from its prior financings, this offering, and cash flows from operations, will be adequate to satisfy its operations, working capital and capital expenditure requirements for at least the next 12 months, although musicmaker.com may seek to raise additional capital during that period. There can be no assurance that such financing will be available on acceptable terms, if at all, or that such financing will not dilute shares held by musicmaker.com's stockholders. See "Risk Factors--We may require additional capital or financing in the future."

Year 2000 System Costs

  Computer systems, software packages and microprocessor dependent equipment may cease to function or generate erroneous data when the year 2000 arrives. The problem affects those systems or products that are programmed to accept a two-digit code in date code fields. To correctly identify the year 2000, a four-digit date code field will be required to be what is commonly termed "year 2000 compliant."

  Musicmaker.com may realize exposure and risk if the systems it relies upon to conduct day-to-day operations are not year 2000 compliant. The potential areas of exposure include electronic data exchange systems operated by third parties with whom musicmaker.com transacts business, certain products purchased from third parties and computers, software, telephone systems and other equipment used internally. To minimize the potential adverse effects of the year 2000 problem, musicmaker.com established an internal project team comprised of all functional disciplines. This project team has begun a three-phase process of identifying internal systems (both information and non-information technology systems) that are not year 2000 compliant, determining their significance in the effective operation of musicmaker.com, and developing plans to resolve the issues where necessary. Musicmaker.com has been communicating with its suppliers and others with whom it does business to coordinate year 2000 readiness. The responses received by musicmaker.com to date indicate that steps are currently being taken to address this concern. However, if such third parties are not able to make all systems year 2000 compliant, there could be a material adverse impact on musicmaker.com.

  After initial review of musicmaker.com's principal transaction processing software through which nearly all of musicmaker.com's business is transacted, management has determined musicmaker.com to be year 2000 compliant and, as such, does not anticipate any material adverse operational issues to arise. Musicmaker.com plans to complete the year 2000 compliance assessment by the end of the first quarter 1999 and implement corrective solutions before the end of the third quarter 1999. Based on current estimates, management expects that musicmaker.com's future costs in connection with its year 2000 compliance project will not exceed $10,000; however, future anticipated costs are difficult to estimate with any certainty and may differ materially from those currently projected based on the results of phase one of musicmaker.com's year 2000 project. The anticipated costs associated with musicmaker.com's year 2000 compliance program do not include time and costs that may be incurred as a result of any potential failure of third parties to become year 2000 compliant or costs to implement musicmaker.com's future contingency plans. Musicmaker.com has not yet developed a contingency plan in the event that any non-compliant critical systems are not remedied by January 1, 2000, nor has it formulated a timetable to create such contingency plan. Upon completion of our review, if systems material to musicmaker.com's operations have not been made year 2000 compliant in a timely manner, the year 2000 issue could have a material adverse effect on musicmaker.com's business, financial condition and results of operations.

                                    BUSINESS

Overview

  Musicmaker.com is a leading e-commerce provider of customized music CD compilations over the Internet. Our customers can search our extensive online music library and sample and select songs to make their own customized compilation CDs. Our music library currently contains over 150,000 licensed song titles. Our custom CDs can be further personalized by including selected graphics or consumer provided text. Our custom CDs have sound quality equivalent to pre-recorded CDs available at retail stores and are sold at competitive prices. We manufacture and ship our custom CDs from our state-of-the-art production facility generally within 24 hours of order. Our proprietary technology (patent application allowed) can digitally store approximately five million songs, provides advanced search/retrieval capabilities and automates the high speed production of our custom CDs. Customers can also download music from our music library using either Secure-MP3, a copyright-protected format, or a Liquid Audio, format.

  We currently have music content agreements with over 85 independent record labels and seek to sign content agreements with additional record labels. We believe that our proprietary customization process provides substantial benefits by allowing the customer to purchase only those songs that he chooses and by providing the record label with an additional source of revenue for songs in its back catalog. Musicmaker.com has amassed a library of music in multiple genres including significant catalogs of jazz, blues and classical music. Artists in our music library include:

  .  Creedence Clearwater Revival
                              .  The Beach Boys           .  Ziggy Marley
                              .  Miles Davis              .  Johnny Cash
  .  Jerry Lee Lewis
                              .  John Coltrane            .  Dionne Warwick
  .  Little Richard
                              .  The Yardbirds with Eric Clapton
                                                          .  Muddy Waters
  .  Frank Zappa
                              .  Blondie                  .  The Blues
  .  Taylor Dayne                                            Brothers
                              .  Kansas                   .  The Kinks
  .  The Ramones
                                                          .  The Band

Industry Background

  Historically, the music industry has benefited from advances in technology, such as the introduction of the CD in 1983. During the last ten years much of the industry's growth resulted from consumers replacing existing record or tape music collections with CDs. According to the Record Industry Association of America, nine of the top ten selling albums were produced before 1982 and include such established artists as The Eagles, Pink Floyd, Billy Joel, Fleetwood Mac, Led Zeppelin, The Beatles, Boston and AC/DC.

  According to the Record Industry Association of America, domestic music sales grew from $6.2 billion in 1988 to $13.7 billion in 1998. Of the $13.7 billion in total sales, full length CDs continue to account for the greatest dollar and unit volume, such sales increased by approximately 13% from 1997 to 1998.

  Musicmaker.com believes that substantial growth opportunities exist for sales of music over the Internet. According to Jupiter Communications, LLC, total online sales of pre-recorded music are projected to increase from $37.0 million in 1997 to $1.4 billion in 2002. Musicmaker.com believes that while the Internet provides an additional, price competitive distribution channel for pre-recorded music, the potential exists to use the Internet as a value-added method of distribution. Internet based retailers have certain other advantages over traditional retail channels. Musicmaker.com estimates that music retail stores generally stock between 10,000 and 39,000 of the available 200,000 CDs and tend to carry a greater percentage of hit releases, often at the expense of differing music genres and back titles from the libraries of record labels. Additionally, online retailers are open 24 hours and Internet users and their purchases can be tracked to provide demographic information for use in direct marketing or other targeted programs.

  We believe that the demographic profile of consumers of recorded music has aged along with the general population. According to the Record Industry Association of America, domestic purchases of recorded music by those age 30 and over have increased from approximately 32% of the U.S. sales in 1988 to approximately 48% of sales, or approximately $5.9 billion, in 1997. We believe that the Internet represents an attractive retail and promotion medium for customers in this age group as they are less "hits-driven" than younger age groups, typically can afford to buy more titles at one time, often own PCs and generally have credit cards, which are usually used to make electronic payments. Despite the fact that those age 30 and over represent the largest segment of the United States population and have the highest level of disposable income, this group currently spends the smallest percentage of its disposable income on music purchases. We attribute this phenomenon to the allocation of most retail shelf space and promotional budgets to new releases, which are typically targeted at younger audiences. We believe that a significant opportunity exists in remarketing older titles to the 30 and over age group. We believe that this group will be attracted to the flexibility of our custom CDs.

  One of the latest technological innovations in the music industry has centered on digital distribution, the downloading of compressed music files over the Internet to a PC. Such music files can be stored to a PC or on a CD using a read/write CD-ROM drive. Recently, MP3, a non-streaming compression technology, has proliferated over the Internet, allowing users to freely distribute songs, without making royalty payments to the music label or to the artist holding the rights to such music. Certain factors, including bandwidth constraints, a limited selection of music, difficulties with industry acceptance, the required purchase of a specialized MP3 player and the lack of portability associated with downloaded music, have limited the growth of MP3 to date. Nevertheless, MP3's ability to freely copy and transfer music and the potential subsequent loss of revenue is of substantial concern to the music industry.

  In February 1999, the five major record companies announced that they would conduct a market trial to test selling music as digital information transmitted over the Internet. The test, which utilizes IBM software, will allow approximately 1,000 cable subscribers in San Diego to download music from a library of 1,000 album titles and several hundred song titles provided by the major record labels. The market trial is viewed by many as the first step taken by the major record companies to consider the sale of digital music online.

  Musicmaker.com believes that the following trends provide an environment favorable to industry and consumer acceptance of our custom CDs:

  .  Growth in sales of CD singles.

  .  Growth of the Internet as a viable retail medium.

  .  Increasing affluence of the over 30 generation.

  .  Continued prominence of classic rock albums.

  . Record label desire to diversify distribution methods while protecting intellectual property rights.

MUSICMAKER.COM STRATEGY

  We seek to be the leading provider of custom CDs and digitally downloaded music on the Internet. The core elements of our strategy include:

  Offer a new way to buy licensed, customized music. Through our proprietary technology, we offer consumers a new method for customizing, digitally downloading and purchasing music over the Internet. Unlike many online retailers, we do not use the Internet simply to distribute products that can be purchased elsewhere. Rather, our website and proprietary production technology provide the ability to create a novel product--the custom CD--that could not previously be mass marketed. We have implemented new technology for digital downloading to help protect the intellectual property rights of record labels.

  Offer most extensive selection of music for custom CD compilation and digital downloading. We intend to offer consumers the most extensive collection of music available for use in custom CDs and digital downloading. We have entered into exclusive and non-exclusive license agreements with more than 85 music labels and currently have a music library of more than 150,000 songs. We intend to significantly expand our existing music catalog through the development of content relationships with additional record labels, including major labels.

  Increase website traffic through industry alliances and multiple hyperlinks. We seek to establish strategic alliances with global music and media companies to attract additional users to the musicmaker.com website. We are currently the exclusive provider or a featured retailer of custom CDs for Columbia House, N2K, Platinum, Audio Book Club and Trans World. We intend to continue to expand the number and depth of our marketing alliances and affiliate programs to drive traffic and increase the number of third party hyperlinks to musicmaker.com.

  Create strong brand awareness. We currently promote our brands through online and traditional media, special event driven promotions and artist-specific offerings. We intend to enhance brand awareness of our website by advertising and co-marketing as well as through strategic relationships whereby other websites designate musicmaker.com as their online music retailer for custom CDs.

  Establish genre-specific user communities. By collecting information about our customers, we are able to target demographic user groups, thereby providing advertisers and sponsors with access to highly defined audiences. This segmentation will enable advertisers and sponsors to customize their messages through banner advertisements, event and program sponsorships and music recording promotions. We intend to provide our advertisers and sponsors with quantitative feedback on the effectiveness of their programs.

  Capitalize on cross-selling opportunities. We intend to generate additional revenue by drawing users to our website and providing hyperlinks to music related merchandise sites offering posters, clothing and books. We intend to generate cross-selling opportunities by establishing hyperlinks between artist and fan club websites, placing posts in music related news groups and securing reviews and event notices in appropriate online directories.

  Leverage technologies for additional formats. We intend to provide additional products to consumers which may include custom music on mini-disc, custom music videos on DVD, audio books on CD and software on CD-ROM. By leveraging our existing technology to a variety of formats, we believe that we will effectively increase the content and marketability of our products.

  Expand international presence. We intend to capitalize on the global nature of music and the Internet by building an international user base. We intend to create local language versions of, and culture specific music content for, musicmaker.com. We also intend to expand our international presence through localized websites in countries with a demand for international music.

Music Content

  We have licensed music from record labels to expand and diversify our online music library. We have focused primarily on independent record labels, which represent approximately 20% of the $40 billion recorded music industry, and have entered into content licenses with over 85 independent record labels.

  Our music collection currently contains more than 150,000 tracks licensed from independent record labels including:

 .  The All Blacks B.V.                .  Nimbus Communications International
    (Roadrunner)                          Limited
                                       .  Platinum Entertainment, Inc.
 .  Alligator Records
                                       .  Prestige Records, Ltd.
 .  Brunswick Record Corp.
                                       .  Reachout International Records,
 .  Cakewalk LLC (32 Records              Inc. (ROIR)
    Jazz)                              .  Rounder Records Corp.
 .  Del-Fi Records
                                       .  Storyville Records
 .  Fantasy Records, Inc.
                                       .  Sun Entertainment Corporation
 .  HNH International Limited
    (Naxos)                            .  Surrey House Music
 .  Koch International L.P.
                                       .  VelVel Records LLC
 .  Lightyear Entertainment, L.P.
                                       .  Viceroy Entertainment Group
 .  Minnesota Mining and
    Manufacturing Company (3M)

  Our music library contains significant catalogs of blues, jazz, classical, rock (including heavy metal and punk), country, rhythm and blues, pop, gospel and oldies. Set forth below is a sampling of the artists contained in our music library, organized by music genre, for which we have licensed at least ten songs.

                         Sample Artists by Music Genre

Blues       .Marcia Ball              Jazz         .  Louis Armstrong
            .Elvin Bishop                          .  Chet Baker
            .Blues Brothers and Friends            .  Count Basie
            .Roy Buchanan                          .  Dave Brubeck
            .Otis Clay                             .  John Coltrane
            .Albert Collins                        .  Miles Davis
            .Buddy Guy                             .  Bill Evans
            .John Lee Hooker                       .  Stan Getz
            .Lightnin' Hopkins                     .  Dizzy Gillespie
            .Elmore James                          .  Billie Holiday
            .Albert King                           .  Charles Mingus
            .Brownie Mc Ghee                       .  Thelonious Monk
            .Roomful of Blues                      .  Charlie Parker
            .Memphis Slim                          .  Cole Porter
            .Muddy Waters                          .  Art Tatum
            .Junior Wells
            .Johnny Winter

Rock        .Atlanta Rhythm Section   Country      .Bellamy Brothers
            .The Band                              .Johnny Cash
            .Big Star                              .Roy Clark
            .Savoy Brown                           .Patsy Cline
            .Creedence Clearwater Revival          .The Gatlin Brothers
            .The Guess Who                         .Crystal Gayle
            .Kansas                                .Merle Haggard
            .The Kinks                             .Ronnie McDowell
            .Alvin Lee                             .Roger Miller
            .Alan Parsons                          .Juice Newton
            .Paul Rodgers                          .Billy Joe Royal
            .The Troggs                            .Conway Twitty
            .Bill Wyman
            .The Yardbirds with Eric Clapton
            .Frank Zappa

Metal       .  Annihilator            Soul/R & B   .  Barbara Acklin
            .  Biohazard                           .  Booker T. & The MG's
            .  Crimson Glory                       .  Cameo
            .  Deicide                             .  Gene Chandler
            .  King Diamond                        .  The Chi-lites
            .  Life of Agony                       .  George Clinton
            .  Machine Head                        .  Dramatics
            .  Motorhead                           .  The Gap Band
            .  Obituary                            .  Isaac Hayes
            .  Sepultura                           .  Etta James
            .  Type O Negative                     .  The Persuasions
                                                   .  Jackie Wilson

Rock 'n     .  Jerry Lee Lewis          Pop         .The Beach Boys
Roll        .  Carl Lee Perkins                     .Peter Cetera
            .  Ritchie Valens                       .Roger Daltrey
                                                    .Taylor Dayne
                                                    .The Foundations
                                                    .KC & The Sunshine Band
                                                    .The Vogues
                                                    .Dionne Warwick

Reggae      .Black Uhuru                Alternative .Circle Jerks
            .Dennis Brown                           .The Fleshtones
            .Culture                                .In The Nursery
            .Marcia Griffiths                       .The Legendary Pink Dots
            .The Heptones                           .Marine Girls
            .Gregory Isaacs                         .The Moon Seven Times
            .The Paragons                           .Plastic Noise Experience
            .Lee "Scratch" Perry                    .Television
            .Yellowman


Folk        .  The Burns Sisters        Bluegrass   .Bela Fleck
            .  Ramblin' Jack Elliott                .The Bluegrass Album Band
            .  John Fahey                           .J.D. Crowe & The New
            .  David Grisman                        South
            .  Peter Keane                          .The Freight Hoppers
            .  Leo Kottke                           .John Hartford
            .  John McCutcheon                      .The Johnson Mountain Boys
            .  Tom Paxton                           .The Nashville Bluegrass
            .  Tony Rice                            Band
            .  Dave Van Ronk                        .Doc Watson
            .  Cheryl Wheeler

Punk        .The Buzzcocks              Easy Listening
                                                    .Ronnie Aldrich
            .The Dickies                            .Arthur Ferrante
            .The Dictators                          .Nick Ingman Orchestra
            .UK Subs                                .Intimate Broadway
                                                    .Peter Nero
                                                    .  The Royal Philharmonic
                                                       Orchestra
                                                    .  Pat Valentino

Techno
            .  Chosen Few
            .  Fear Factory
            .  Front Line Assembly
            .  Intermix
            .  Technohead

  We intend to significantly expand and diversify our existing music catalog through the development of content relationships with additional record labels.

Downloading of Music on the Internet

  Customers can also download songs from our music library directly to their PCs. As of January 1999, approximately five million MP3 players have been downloaded by consumers, indicating that MP3 is rapidly becoming a favorable method of obtaining music files over the internet. Music files in an MP3 format can be downloaded in approximately 10 minutes using a 56K modem. To date, MP3 music files may be easily copied and transferred.

  We provide Liquid Audio and Secure-MP3, two secure downloading formats to protect the copyrights of the record label and the recording artist. We license Liquid Audio, a downloading format that prevents the transference of downloaded music to other PCs. In addition, we have developed a new, secure MP3 format called Secure-MP3. Secure-MP3 incorporates a watermarking technology licensed from Aris Technologies. Our system embeds a permanent watermark into each MP3 music file downloaded from our library, allowing the music file to be tracked by us or by industry copyright protection agencies. During a Secure-MP3 or Liquid Audio download, an on-screen display notifies the consumers that they are receiving a copyrighted file and provides the name of the licensing record label. Both the Secure-MP3 and Liquid Audio formats require downloading a software player to decrypt and play downloaded music files.

Marketing

  Our marketing strategy is designed to build brand awareness, attract repeat users and direct traffic to our website through hyperlinks with strategic partner websites. We use a combination of advertising and promotion, both traditional and online, to accomplish these objectives.

 Marketing Alliances

  To promote our custom CDs and establish musicmaker.com as the premier brand for custom CDs, we have entered into marketing alliances with major music marketing companies including Columbia House, N2K, Platinum and Trans World. We have recently entered into a marketing alliance with Audio Book Club and intend to seek additional alliances with music and non-music retailers. These strategic alliances are intended to drive traffic to our website, increase the number of websites where our custom CDs can be purchased, and co-promote our products through direct mail campaigns. Through marketing alliances, musicmaker.com seeks to be the exclusive custom CD provider featured on a partner's website or in other promotional materials or activities. We believe that such alliances provide access to a targeted customer base, such as customers who purchase music or music related merchandise online.

  The Columbia House Company Alliance. We are currently the exclusive marketer and featured retailer of custom CDs for Columbia House, a leading record and video club, jointly owned by Sony Music Entertainment, Inc. and Time Warner Inc. We provide our custom CD compilation services to Columbia House's 15 million club members through website and direct mail promotions.

  Columbia House displays and promotes musicmaker.com's custom CDs on ColumbiaHouse.com, its club website and TotalE.com, its non-club website that offers music, videos, DVDs, computer software and other related merchandise to the general public. Columbia House also provides a hyperlink directly to a co-branded musicmaker.com and Columbia House website.

  We will also market our custom CDs through a series of print promotion campaigns in conjunction with the Columbia House's direct mail program. Through these direct promotion campaigns, we can market our products to all of Columbia House's members, including those without Internet access. Musicmaker.com can include promotional inserts in at least six Columbia House direct mailings per year. The inserts will promote both the co-branded and musicmaker.com websites and allow club members to purchase custom CDs using a mail-in form.

  Our marketing alliance with Columbia House expires in September 2001. Under this alliance, we may not sell custom CDs through any other music club without prior consent of Columbia House. Additionally, we have exclusive rights to offer our custom CDs to Columbia House's members unless and until one of our competitors offers a significant repertoire of music content unavailable through musicmaker.com. Columbia House and musicmaker.com share the profits net of certain expenses from custom CD sales originating from Columbia House members and from users referred from their websites. The allocation of net profits is calculated based upon the terms of the musicmaker.com license agreement covering each of the selected song titles.

  If during the term of the Columbia House alliance, Sony or Warner exclusively allow Columbia House club members to create custom CDs using music from their libraries, Columbia House is required to use musicmaker.com as its custom CD provider. Columbia House may terminate our alliance upon not less than thirty days notice if Mr. Puthukarai ceases to be musicmaker.com's President and Chief Operating Officer and Columbia House deems his replacement incompatible with their interest, or Columbia House determines after the first six musicmaker.com promotional mailings to its members that its financial returns do not justify continuing the relationship. We anticipate mailing our first promotional insert to Columbia House members in the second quarter of 1999. Columbia House received 129,870 warrants for common stock exercisable at $4.62 per share prior to September 1, 2001 as part of this marketing alliance.

  Platinum Entertainment, Inc. Alliance. We are the exclusive marketer of custom CDs and digitally downloaded music for Platinum, the largest independent music label in the United States with artists such as Peter Cetera, Roger Daltry, Crystal Gayle and Dionne Warwick. Platinum displays and promotes our custom CDs on their PlatinumCD.com website which has a direct hyperlink to musicmaker.com. Musicmaker.com also has exclusive license rights to Platinum's entire music catalog of approximately 13,000 songs.

  We have a marketing alliance and license agreement with Platinum that expires in September 2003. We currently have exclusive rights to Platinum's music content and to offer custom CDs on Platinum's website. After the first two years of our alliance, however, Platinum may elect to provide its library on a non-exclusive basis to other custom compilation providers. Net profits from the sale of custom CDs under the alliance are allocated based upon the song titles selected, from which website customer orders originate and the exclusivity of the alliance. Under this alliance, we may not use music content licensed from Platinum for sale of custom CDs through an automated kiosk.

  Under our marketing and music content alliance with Platinum we intend to offer approximately 13,000 songs and 1,300 albums in MP3 format beginning in the second quarter of 1999.

  Audio Book Club, Inc. Alliance. We have an exclusive marketing alliance with Audio Book Club, a provider of direct to consumer marketing of audio books with over 1.3 million audio users and buyers. Under this arrangement, musicmaker.com will be the exclusive provider of custom CDs through the AudioBookClub.com and BooksAloud.com websites and through print promotions in direct mailings to members.

  Our marketing alliance with Audio Book Club expires in January 2002, with three-year renewals to be negotiated with terms no less favorable than the current arrangement. Under this alliance, musicmaker.com will promote its custom CDs:

 .  On Audio Book Club's websites.

 .  By participating in at least six direct mailings to club members per year.

 .  By sponsoring annual Valentine's Day and Christmas promotions.

Net profits of sales to Audio Book Club members will be allocated based upon the license arrangements covering the songs selected. Audio Book Club may terminate the marketing alliance upon 30 days' notice after the first six months of the relationship.

  Trans World Entertainment Corporation Alliance. We have a non-exclusive marketing alliance with Trans World, one of the largest music retailers in the United States operating approximately 520 specialty retail music and video stores including approximately 320 mall locations under the names Record Town, Saturday Matinee, and F.Y.E., and approximately 200 freestanding stores under the names Coconuts Music and Movies, Planet Music, Strawberries and Waxie Maxie's. Under this alliance, musicmaker.com and Trans World will establish a co-branded, co-promoted marketing campaign to sell our custom CDs over the Internet through Trans World's TWEC.com website.

  Our marketing alliance with Trans World is for a one-year term, renewable from year to year, and begins upon activation of the link between musicmaker.com and TWEC.com. This alliance requires musicmaker.com to accept any music content owned or licensed and offered by Trans World for inclusion in custom CDs. Musicmaker.com and Trans World will divide the gross revenues received from orders under the alliance based upon the license arrangement covering the content included on custom CDs.

  N2K Inc. Alliance. Musicmaker.com markets its custom CDs with N2K, a major Internet retailer of music CDs. Musicmaker.com and N2K establish co-branded websites through which N2K customers can purchase our custom CDs from select genres and artist or occasion--specific music libraries. In 1998, the first two joint promotions, featuring Miles Davis and Christmas music compilations, were launched.

  Musicmaker.com has agreed to offer N2K the right of first negotiation, except with respect to Columbia House, for any genre, artist or occasion-specific promotions. Musicmaker.com and N2K allocate proceeds from the sale of promotional custom CDs based upon the website from which the order originates and the shipping option chosen by the customer. The terms of our relationship with N2K are subject to continued renewal and renegotiation as a result of a merger between N2K and CDnow.

 Affiliate Program

  We intend to position our website as part of an interconnected online music network through our affiliate program. This program will allow customers who visit affiliate websites to hyperlink to musicmaker.com through banner ads and other prominent displays. Musicmaker.com will allocate a portion of revenue from sales of custom CDs to the referring affiliate.

 Merchandising and Consumer Programs

  Insider's Club. Our Insider's Club membership program awards members a free song(s) on custom CDs after a specified number of purchases. This club allows us to collect user demographics, foster repeat purchases, and attempt to capture a greater portion of a member's purchases of custom CDs and digitally downloaded music. Consumers joining the Insider's Club submit personal and credit profiles to eliminate time and effort required for the collection of billing and shipping information.

  Special Promotional Sales. We intend to produce and license custom CDs to marketers for use as promotional items. We will have specialized sales personnel who will target large companies for custom-made, promotional CD products.

  Targeted Consumer Marketing. We collect information on website visitors and customers such as point of origin, advertisement banner clicks, destination after leaving the musicmaker.com website, genres searched, previous purchases and geographic location. Additional customer specific marketing data is obtained through the musicmaker.com Insider's Club. This information is used to develop advertising strategies and marketing campaigns and serves as the basis for our one-to-one marketing efforts. We intend to deploy push-marketing programs consisting of targeted e-mails, which may include discount coupons and information regarding new releases and special sales and promotions. We have also developed a Music Advisor program based on "intelligent agent" software licensed from Net Perceptions, Inc. that compares consumers' interests based upon past purchases and other activities and provides personalized recommendations. Musicmaker.com believes that such personalized measures are important in building and maintaining customer loyalty and in positioning musicmaker.com as a preferred source of custom CDs and digitally downloaded music.

 Pricing

  We price our custom CDs to be competitive with pre-recorded CDs sold in retail locations. A five song custom CD is priced at $9.95 with each additional song priced at $1.00, plus an additional charge for shipping and handling. Songs digitally downloaded to a consumer's PC are priced at $1.00 per song.

 Electronic Kiosks

  We intend to offer our custom CDs through stand-alone, touch screen, user-friendly kiosks placed in strategic locations in 1999. We intend to place these kiosks in retail music stores, university bookstores, national movie theater chains, major book chains, convenience stores, computer store chains, video chains, and other places frequented by potential music purchasers. With the musicmaker.com proprietary kiosk system, a consumer can select up to 20 songs from a library of music stored locally in the kiosk. The custom CD is fabricated on a proprietary recording system housed within the kiosk and delivered automatically to the consumer within approximately five minutes of placing the order. We believe that the presence of these kiosks in strategic locations will further promote musicmaker.com as the premier brand for custom CDs.

Technology

  Our technology enables us to rapidly manufacture and ship custom CDs that are equivalent in sound quality to pre-recorded CDs. This process technology consists of a distributed storage and high speed CD fabrication system running across a high speed fiber local area network managed and controlled by proprietary software we developed.

  We store and maintain our digital library of music titles in uncompressed
(wav) format on storage arrays of hard drives. Each array consists of up to eight 36 gigabytes magnetic hard disk drives that holds approximately 288 gigabytes of digital information, or approximately 10,000 songs. Music data is typically received in digital format on pre-recorded CDs or DAT. Certain older titles are converted to DAT from analog format prior to being transferred to the arrays for permanent digital storage.

  The array architecture is scalable and additional arrays can be added to accommodate an increase in our online music library. Using this method, our configuration can manage up to terabytes of musical data (or millions of songs of storage capability). We believe that the array configuration is a cost-effective storage method as it can scale to store additional data as necessary; provide search and retrieval functions up to 100 times faster; and provide a more reliable search, retrieval, and delivery capability than alternative systems including CD jukeboxes and optical jukeboxes. Such alternative systems do not scale as easily or effectively and also contain fragile moving parts. Our arrays are complemented by a magnetic tape backup system, and each array can be re-recorded in approximately 15 minutes.

 Database Management

  Our system uses a software program to manage the vast amount of digital music and customer information stored in the arrays. This program enables the system to:

  .  Scan the stored musical data by artist, title, music genre or key word.

  .  Retrieve the music from the arrays.

  .  Deliver the information to the fabrication units that produce the custom
     CDs.

The software runs on our workstations' PCs that are linked to several magnetic storage arrays. These PCs run in parallel on our high speed network. As a result, any PC on the system can find musical information contained in any array. The database is maintained on a Sun Microsystems, Inc. server and UNIX operating system. The workstations and PCs that run our web, storage, and news audio servers are built to our specifications.

 CD Fabrication

  Our CD fabrication units automatically write musical information to a CD as well as print song titles, artist names, graphics, pictures and other personalized information on the CD. Based on an average CD selection of ten songs, the custom CD can be produced in five minutes, or eight times as fast as manual fabrication. Musical information is received by the fabrication unit, sits in a queue and is assigned a consumer order number so that a customer can check on the status of their order online. A single CD fabrication unit is capable of producing up to 1,500 CDs in a 24 hour period. The present capacity of our three fabrication units is approximately 4,500 CDs per 24 hour period. Our production system is scalable and can grow to support production of tens of thousands of CDs per day (or millions of CDs per year). The scalable feature of the fabrication units does not involve any modification to our software.

 Fault Tolerance

  Our storage and production architecture uses redundant servers and a tape storage system for backup, to minimize downtime due to system outages or maintenance needs. The largest single point of failure in our storage system is a single magnetic disk or 36 gigabytes (or approximately 1,000 songs), a relatively small portion of our music library. Our architecture provides a back-up system that allows continuous operation through redundant servers in the event of occasional component failure. Even in the event of a complete failure of an array, the system can redeposit the data digitally on the arrays using high speed backup at a rate of approximately 4,000 songs per hour.


 musicmaker.com Website.

  Musicmaker.com's website is easy to use, graphical in design and allows custom music selection of titles from our music library. The website has a built-in full-text search engine to allow customers to search by artist, title, genre and keyword to find and display appropriate songs or artists. Furthermore, each song has a 30-second Real Audio sample track which customers can listen to prior to making a song selection.

  The web site's personalization capabilities offer the option of printing a 40-character message on the CD surface itself, on the tray card and on the sides (spines) of the jewel box. Musicmaker.com also provides the capability for the customer to select an occasion-specific graphic (e.g., birthday cake, rose, diploma, etc.) to be printed on the CD surface, or upload a digital picture or graphic to the server for printing in color on the CD surface.

 Digital Downloading of Music over the Internet

  Customers can also download songs from our music library directly to their PCs. As of January 1999, approximately 5.0 million MP3 players have been downloaded by consumers, indicating that MP3 is rapidly becoming a favorable method of obtaining music files over the internet. Music files in an MP3 format can be downloaded in approximately 10 minutes using a 56K modem. To date, MP3 music files may be easily copied and transferred.

  We provide Liquid Audio and Secure-MP3, two secure downloading formats to protect the copyrights of the record label and the recording artist. We license Liquid Audio, a downloading format that prevents the transference of downloaded music to other PCs. In addition, we have developed a new, secure MP3 format called Secure-MP3. Secure-MP3 incorporates a watermarking technology licensed from Aris Technologies. Our system embeds a permanent watermark into each MP3 music file downloaded from our library, allowing the music file to be tracked by us or by industry copyright protection agencies. During a Secure-MP3 or Liquid Audio download, an on-screen display notifies the consumers that they are receiving a copyrighted file and provides the name of the licensing record label. Both the Secure-MP3 and Liquid Audio formats require downloading a software player to decrypt and play downloaded music files.

Quality Assurance and Customer Service

  We believe that high levels of consumer service and support are critical to retaining and expanding our user base. After a CD is manufactured, it is loaded into our testing facilities where the music is sampled by computer to assure quality. The system also monitors the production process real time during fabrication, and performs error checking throughout. Custom CDs are then shipped within 24 hours of order.

  Our representatives respond to inquiries regarding our products and register consumers' credit card information over the phone. We believe that these representatives are a valuable source of consumer feedback which we use to improve our services. Customer service will be assisted by automated e-mails which notify consumers about the status of their orders.

Competition

  The market for providing music (either pre-recorded CDs or custom CDs) on the Internet is highly competitive and rapidly changing. Since the Internet's commercialization in the early 1990's, the number of websites on the Internet competing for consumers' attention and spending has proliferated. With no substantial barriers to entry, we expect that competition will continue to intensify.

  Currently, there are more than 100 music retailing websites on the Internet, most of which sell pre-recorded music CDs which can be purchased in most retail music stores. In addition to intense competition from Internet music retailers, we also face competition from traditional retail stores, including chains and megastores, mass merchandisers, consumer electronics stores and music clubs. The most visible custom compilation competitors include Custom Revolutions, Inc., CDuctive, and amplified.com. Additionally, the major record labels, often with resources greater than musicmaker.com's, may decide to enter the custom CD business directly and would as a result be potential competitors.

  We also face significant and increasing competition in the growing market to provide digitally downloaded music, specifically for music files in MP3 format. Competition to provide digitally downloaded music can currently be found on the websites of existing online music retailers such as MP3.com and GoodNoise Corporation, websites established by recording artists and websites of record labels. Catalogs of songs available in MP3 format are also provided by internet portals such as Lycos. We expect the competition to provide MP3 files to intensify with further entry by additional record labels, artists and portals, including those with greater resources and music content than musicmaker.com. Recently, the five major record labels announced that they have joined with IBM to conduct a market trial of a digital distribution system, providing over 1,000 albums to cable subscribers in the San Diego area. We expect additional market trials and alliances by technology and music industry participants to continue as the music industry attempts to integrate emerging technology into its existing distribution methods. See "Risk Factors--Our industry may encounter changes in music distribution methods" and "Risk Factors--The online music industry is extremely competitive."

  We believe that our primary competitive advantages in providing music entertainment products and services via the Internet are:

 .  Brand recognition.                    .  High quality custom CDs.


 .  Ease of use of our customization      .  Availability and high level of
   process.                                 consumer support.


 .  Competitive price of our custom       .  Technical expertise and
   CDs.                                     experience.


 .  Large online library of music         .  Music industry relationships
   available for custom CDs and             and experience.
   digital downloading.

 .  Scalable, cost-effective
   technology.

  Our success in this market will depend heavily upon our ability to provide high quality, entertaining content, along with cutting-edge technology and value-added Internet services. Other factors that will affect our success include our continued ability to attract experienced marketing, sales and management talent.

  Many of our current and potential competitors in the Internet and music entertainment businesses have longer operating histories, significantly greater financial and marketing resources, greater name recognition and larger existing consumer bases than musicmaker.com. These competitors may be able to respond more quickly to new or emerging technologies and changes in consumer requirements and to devote greater resources to the development, promotion and sale of their products or services than musicmaker.com. There can be no assurance that we will be able to compete successfully against current or future competitors.

  Given the large growth potential of this marketplace, we believe that competitors will enter the marketplace. We believe, however, that we have a significant first mover advantage. We have established preliminary music and marketing alliances with significant music marketing companies and maintain a strong foundation of technological and music industry expertise. We believe that we will succeed in building a high level of brand awareness to establish dominance prior to the market entrance of a significant competitor. See "Risk Factors--The online music industry is extremely competitive."

EMPLOYEES

  We believe that our employees and their knowledge and capabilities are a major asset of musicmaker.com. We have been successful in attracting and retaining employees skilled in our core business competencies and intend to continue to employ highly skilled personnel.

  As of January 31, 1999, we employed 15 full-time employees and consultants. We believe that our relations with our employees are good. None of our employees are covered by collective bargaining agreements.

  There is significant competition for employees with the managerial, technical, marketing and sales skills required to operate our business. Our success will depend in part upon our ability to attract, retain, train and motivate highly skilled employees. See "Risk Factors--We depend upon hiring and retaining qualified employees."

Intellectual Property and Proprietary Rights

  We rely on a combination of patent, copyright, trademark and trade secret laws, as well as contractual restrictions to protect our technology. It is our policy to require that those persons with access to our proprietary technology and information enter into confidentiality agreements with us upon the commencement of their employment, consulting or other contractual relationships.

  We seek to protect our storage and fabrication system under patents and our brand names under trademarks as noted below. Except as noted below, we presently have no other patents, trademarks or patent/trademark applications pending. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or duplicate aspects of our production system or to obtain and use information that we regard as proprietary. Policing unauthorized use of our intellectual property is difficult, and there can be no assurance that our efforts to protect our proprietary rights will be adequate or that our competition will not independently develop and patent similar or superior technology. In addition, the laws of some foreign countries may not provide protection of our proprietary rights to as great an extent as do the laws of the United States.

  There can be no assurance that third parties will not claim infringement by us with respect to others' current or future patent or proprietary rights. We expect that Internet music content providers will be increasingly subject to infringement claims as the number of issued Internet related and business model patents and music delivery websites increases and the functionality of music delivery systems based upon new technologies trend toward a similar appearance. Defending against any such claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into additional royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, and could have a material adverse effect upon our business, results of operations, and financial condition.

  Patents. We have been issued a notice of allowance for a patent application by the U.S. PTO for a system for and method of producing custom CDs, which resulting patent will expire in 2016. We own two related U.S. patent applications currently pending in the U.S. PTO. We also own a pending international counterpart patent application corresponding to the subject matter of these U.S. patent applications. In addition, we have filed three U.S. patent applications relating to kiosk technology and CD jewel cases.

  Trademarks. We own a number of trademarks based on our use of those marks in commerce, and have applied to the U.S. PTO to federally register such marks as well as others based on our intent to use them. We use the marks MUSIC CONNECTIONTM and MUSICMAKERTM, in commerce, and have applied to register each of these trademarks with the U.S. PTO. We have also filed two additional trademark applications for CD KITTM and MUSICMAGICTM based on our intent to use such marks. See "Risk Factors--We depend upon intellectual property rights and risk having such rights infringed."

Property

  Our headquarters occupy approximately 4,500 square feet of general office space. The monthly rent for this space is approximately $8,000. Our current lease is set to expire in June 2005. We believe that our current leasehold facilities are adequate for our intended use for the foreseeable future.

Legal Proceedings

  We are not currently a party to any pending lawsuits, nor do we know of any potential claims which, in the aggregate, could have a material adverse effect on our business, financial condition or results of operations. Certain aspects of our business and potential changes with regard to government regulation of Internet commerce may, however, increase our risk of liability. See "Risk Factors."

                                  MANAGEMENT

  The following table sets forth certain information regarding our executive officers and directors:

   Name                      Age   Position
   ----                      ---   --------
   Robert P. Bernardi.......  46   Chairman of the Board of Directors and Co-Chief Executive Officer
   Devarajan S. Puthukarai..  55   Director, President, Co-Chief Executive Officer and
                                   Chief Operating Officer
   Irwin H. Steinberg.......  78   Director, Vice Chairman of the Board of Directors
   William Crowley..........  44   Vice President of Marketing and Sales
   Mark A. Fowler...........  38   Chief Financial Officer and Director of Finance and Administration
   Edward J. Mathias........  54   Director

Executive Officers and Directors

  Robert P. Bernardi. Mr. Bernardi is musicmaker.com's founder, Chairman of the Board of Directors and Co-Chief Executive Officer. Mr. Bernardi has served as a director since Inception. From 1990 to 1996, Mr. Bernardi was a co-founder, Chairman of the Board of Directors and Chief Executive Officer of TREEV, Inc. (formerly Network Imaging Corporation), a publicly-held software company for which he continues to serve as a director. From 1988 to 1990, Mr. Bernardi was an independent consultant in the document imaging and telecommunications fields. From 1987 to 1988, Mr. Bernardi was a co-founder, President and Chief Executive Officer of TranSwitch Corporation, a publicly-held company that designed high-speed telecommunications chips. From March 1984 to December 1987, Mr. Bernardi was Chairman of the Board of Directors and Chief Executive Officer of Spectrum Digital Corporation, a publicly-held telecommunications equipment manufacturing company. From 1984 to 1987, Mr. Bernardi was a co-founder and director of PictureTel Corporation, a publicly-held manufacturer of full-motion video conferencing systems. Prior to 1984, Mr. Bernardi held various executive management positions with MCI Communications Corporation, Mobil Corporation, Booz, Allen & Hamilton, Inc. and The MITRE Corporation. Mr. Bernardi earned a Bachelor of Science degree in Physics and a Master of Science degree in Business and Economics from the State University of New York at Stonybrook.

  Devarajan S. Puthukarai. Mr. Puthukarai is musicmaker.com's President, Co-Chief Executive Officer and Chief Operating Officer and has served as director since April 1997. From 1991 to April 1997, Mr. Puthukarai was President of Warner Music Media, a division of Warner Music Enterprises, a Time Warner Inc. company engaged in the business of promoting new and upcoming artists. From 1984 to 1990, Mr. Puthukarai was President of RCA Direct Marketing Inc./BMG Direct Marketing Inc., launching the country's first CD music club and building the world's largest classical music club. Mr. Puthukarai earned his Bachelor of Science and Bachelor of Law degrees from Madras University in India. Mr. Puthukarai earned a Master of Business Administration degree from the Indian Institute of Management, a Harvard/Ford Foundation school in Ahemadabad, India.

  Irwin H. Steinberg. Mr. Steinberg has been a musicmaker.com director and Vice Chairman of the Board of Directors since January 1997. Mr. Steinberg also serves as a consultant to musicmaker.com. From 1982 to the present, Mr. Steinberg has been President of IHS Corporation, a consulting firm specializing in the music industry. From 1975 to 1982, Mr. Steinberg was Chairman and Chief Executive Officer of PolyGram Records, Inc. Mr. Steinberg was co-founder of Mercury Records Corporation. From 1946 to 1975, Mr. Steinberg was employed with Mercury Records Corporation where he progressed from Chief Financial Officer to Executive Vice President to President, which later position he held from 1968-1975. While employed by PolyGram Records, Inc. and Mercury Records Corporation, Mr. Steinberg was a member of the RIAA. Mr. Steinberg currently serves as an adjunct Professor at Columbia College of the Arts, in Chicago, where he teaches graduate courses in music business. Mr. Steinberg holds a Bachelors degree from the University of Chicago Business School and a Masters degree from the California State University at Domingo Hills.

  William Crowley. Mr. Crowley has served as musicmaker.com's Vice President of Marketing and Sales since August 1996. From 1995 to 1996, Mr. Crowley was a Vice President at Warner Music Enterprises where he was responsible for advertising, creative services and circulation marketing for its sampling programs and roster of music magazines. From 1993 to 1995, Mr. Crowley was Vice President at PolyGram Group Distribution, Inc. where he was responsible for direct development of both music products and new channels of distribution for PolyGram labels. From 1990 to 1993, Mr. Crowley was the Director of Marketing and Product Development at Time Life Music where he was responsible for new product and business activities for popular and classical music products. From 1981 to 1990, Mr. Crowley was Director of Artists Repertoire and Merchandising at BMG Direct Marketing, Inc. where he was responsible for product selection and development, and merchandising and market research for BMG music clubs. Mr. Crowley earned a Masters degree in Business Administration from New York University and a Bachelors degree in Political Science and Economics from Northwestern University.

  Mark Fowler. Mr. Fowler has served as musicmaker.com's Chief Financial Officer since January 1999 and as its Director of Finance and Administration since April 1998. From 1995 to 1998, Mr. Fowler was the Controller at BioReliance Corporation, a publicly-held international contract research organization. From 1994 to 1995, Mr. Fowler was the Controller at Fusion Lighting, Inc., an international research and development company. From 1991 to 1994, Mr. Fowler was the Controller at Excalibur Technologies Corporation, a publicly-held software development firm. Prior to 1991, Mr. Fowler held several positions, including a consultant position with Booz, Allen & Hamilton, Inc. Mr. Fowler is a certified public accountant in the State of Virginia. He earned a Bachelor of Science degree in Finance from Radford University and is currently enrolled at the Johns Hopkins University pursuing a Masters degree in Business Administration.

  Edward J. Mathias. Mr. Mathias has served as a musicmaker.com director since December 1996. Mr. Mathias is a Managing Director and assisted in founding The Carlyle Group L.P., a Washington, D.C.-based merchant bank. Mr. Mathias is also a special limited partner in Trident Capital, a partnership focusing on business and information service companies. Mr. Mathias currently serves as a director for Sirrom Capital Corporation, U.S. Office Products Company, Inc., Condor Technology Solutions, Inc. and U.S.A. Floral Products, Inc., each a publicly-held company. In addition, Mr. Mathias sits on a number of advisory committees for private equity partnerships. From 1971 to 1993, Mr. Mathias held various positions with T. Rowe Price Associates, Inc., an investment management organization, most recently as a Managing Director. Mr. Mathias has served on T. Rowe Price's Board of Directors and was a member of its Management Committee for over ten years. Mr. Mathias holds a Masters degree in Business Administration from Harvard Business School and a Bachelors degree from the University of Pennsylvania.

  Musicmaker.com intends to appoint an additional independent director prior to the consummation of this offering.

Classified Board of Directors and Executive Officers

  Upon effectiveness of our registration statement, of which this prospectus is a part, our Board of Directors will be divided into three classes of directors, designated Class A, Class B and Class C directors, serving staggered three year terms. With respect to the present Board (consisting of
five members), the term of the Class A director,      , will expire at the
2000 annual meeting of stockholders, the terms of the Class B directors, Mr. Mathias and Mr. Steinberg, will expire at the 2001 annual meeting of stockholders and the terms of the Class C directors, Mr. Bernardi and Mr. Puthukarai, will expire at the 2002 annual meeting of stockholders. One additional independent director will be designated prior to the completion of this offering in order to fill the vacancy presently existing on the Board of Directors. Directors will be elected at annual meetings of stockholders to serve a three year term and until their respective successors are duly elected and qualify, or until their earlier resignation, removal from office, or death. The remaining directors may fill any vacancy on the Board of Directors for an unexpired term.

  Executive officers are appointed by and serve at the discretion of the Board of Directors.

Committees of the Board of Directors and Compensation

  The Board of Directors has designated an Audit Committee of the Board of
Directors, currently consisting of        and Mr. Mathias. The Audit Committee
is responsible for reviewing, along with our independent public accountants, the scope of our accounting audits, as well as our corporate accounting practices and policies. The Audit Committee shall also review our accounting and financial controls, and be available to our independent public accountants for any necessary consultation.

  The Board of Directors has also designated a Compensation Committee of the Board of Directors, currently consisting of Mr. Bernardi, Mr. Mathias and
      . The Compensation Committee shall review the performance of our management and recommend and approve the compensation of and the issuance of stock options to certain executive officers and employees pursuant to our stock option plan.

  Musicmaker.com directors currently do not receive a fee for their service on the Board of Directors or any committee thereof. Directors receive reimbursement to cover their reasonable expenses incurred in attending such meetings. Directors are eligible to receive stock options under musicmaker.com's stock option plan. Pursuant to the terms of his consulting agreement, Mr. Steinberg, musicmaker.com's Vice Chairman of the Board, receives compensation of $1,200 per meeting of the Board of Directors or any committee.

Compensation Interlocks and Insider Participation

  The current members of the Compensation Committee are Mr. Bernardi, Mr.
Mathias and       . Accordingly, to date, the Compensation Committee,
including directors who are or were executive officers of musicmaker.com, has made all determinations concerning compensation of musicmaker.com's executive officers. During his term on the Compensation Committee, Mr. Bernardi has agreed not to participate in decisions regarding his own compensation. The Board of Directors has provided for the reconfiguration of the Compensation Committee which, upon completion of this offering, will be composed of two non-employee directors of musicmaker.com. See "--Committees of the Board of Directors and Compensation" and "--Stock Option Plan."

Executive Compensation

  The following table sets forth all compensation awarded to, earned by, or paid for services rendered to musicmaker.com in all capacities during the fiscal year ended December 31, 1998, by musicmaker.com's chief executive officer and other executive officers whose salary and bonus for fiscal year 1998 exceeded $100,000 (the "Named Executive Officers").

                          Summary Compensation Table

                                                                  Long-Term
                                                             Compensation Awards
                                                             -------------------
                                        Annual Compensation   Number of Shares
                                        --------------------     Underlying
      Name and Principal Position       Salary ($) Bonus ($)     Options (#)
      ---------------------------       ---------- --------- -------------------
Robert P. Bernardi.....................  $175,000       --         129,870
 Chairman of the Board of Directors and
 Co-Chief Executive Officer
Devarajan S. Puthukarai................  $250,000  $100,000        129,870
 President, Co-Chief Executive Officer
 and Chief Operating Officer

  The following table sets forth information regarding the grant of options to purchase musicmaker.com's common stock to each of the Named Executive Officers during the fiscal year ended December 31, 1998.

                             Option Grants in 1998

                                                                       Potential Realizable Value
                                                                         at Assumed Annual Rates
                                                                             of Stock Price
                                                                         Appreciation for Option
                                       Individual Grants                        Term (1)
                         --------------------------------------------- ---------------------------
                         Number of  Percentage of
                         Securities Total Options
                         Underlying  Granted to   Exercise
                          Options   Employees in    Price   Expiration
          Name            Granted    Fiscal 1998  Per Share    Date         5%            10%
          ----           ---------- ------------- --------- ---------- ------------- -------------
Robert P. Bernardi......   83,117       23.7%       $5.29      2003    $   1,960,000 $   3,960,000
                           46,753       13.3         4.81      2008        1,125,000     2,250,000
Devarajan S.
 Puthukarai.............   83,117       23.7         5.29      2003        1,960,000     3,960,000
                           46,753       13.3%       $4.81      2008    $   1,125,000 $   2,250,000

--------
(1) Potential Realizable Value assumes that the common stock appreciates at the indicated annual rate (compounded annually) from the grant date until the expiration of the option term and is calculated based on the requirements promulgated by the Securities and Exchange Commission. Potential Realizable Value does not represent musicmaker.com's estimate of future stock price growth.

  The following table sets forth certain information regarding the number and value of securities underlying options held by each of the Named Executive Officers at the end of fiscal 1998. No options were exercised by any of the Named Executive Officers during 1998.

             Aggregate Option Exercises and Year-End Option Values

                                                  Number of Securities
                                                 Underlying Unexercised
                                              Options at December 31, 1998
                                              --------------------------------
                    Name                       Exercisable      Unexercisable
                    ----                      -------------    ---------------
Robert P. Bernardi...........................          20,780            109,090
Devarajan S. Puthukarai......................          20,780            109,090

Employment Agreements and Consulting Agreements

  Mr. Bernardi and Mr. Puthukarai each have employment agreements with initial terms through December 7, 2002. These agreements require that each commit substantially all of his time and effort to furthering musicmaker.com's interests and restrict competition with musicmaker.com during the term of the agreement and for one year following termination. Under the employment agreements, Mr. Bernardi and Mr. Puthukarai receive base salaries of $175,000 and $250,000 per annum, respectively. Each is eligible for payment of bonuses and stock options as determined by the Compensation Committee of the Board of Directors. Mr. Puthukarai is guaranteed a minimum annual bonus of $100,000. Upon termination by musicmaker.com without cause, or termination by Mr. Bernardi or Mr. Puthukarai upon certain non-compliance by musicmaker.com, their respective employment agreements provide for payment of all accrued salary, benefits and bonus plus a sum equal to the salary, benefits and bonus that would have been received if the initial or any renewal term had been completed, discounted by three percent. Each agreement is automatically renewable on a year-to-year basis following expiration of the initial term, and any renewal term unless certain notice of non-renewal is given by either party. Should musicmaker.com decide not to renew their respective agreements, Mr. Bernardi and Mr.

Puthukarai shall be entitled to a severance payment equal to one year's salary and benefits, as in effect prior to termination.

  Under a consulting agreement between musicmaker.com and IHS Corporation, Mr. Steinberg is required to provide consulting services to musicmaker.com for not less than fifteen days in any given month. Mr. Steinberg seeks to obtain, on musicmaker.com's behalf, additional license agreements and content relationships with record labels in an effort to expand musicmaker.com's music library. The Steinberg Consulting Agreement is non-exclusive; however, Mr. Steinberg is restricted from providing consulting services to any of musicmaker.com's competitors. For his services, Mr. Steinberg is paid a minimum monthly payment of $9,000. Mr. Steinberg also receives compensation of $1,200 per day in connection with his attendance at meetings of musicmaker.com's Board of Directors or any committee thereof.

Key Man Insurance

  Musicmaker.com has applied for key man insurance covering Mr. Bernardi and Mr. Puthukarai.

Stock Option Plan

  Musicmaker.com has adopted a stock option plan for the purpose of promoting our long-term growth and profitability by (i) providing key people with incentives to improve stockholder value and contribute to the growth and financial success of musicmaker.com, and (ii) enabling musicmaker.com to attract, retain and reward talented and skilled persons for positions of substantial responsibility. Musicmaker.com has used stock options as a significant component of compensation for our officers and key employees.

  The stock option plan provides for the award to eligible participants, including employees, officers, directors and consultants, of stock options (including non-qualified options and incentive stock options pursuant to Section 422 of the Internal Revenue Code) and stock appreciation rights (including free standing, tandem and limited stock appreciation rights). Under the stock option plan 779,221 shares of common stock are reserved for issuance, representing % of the shares of common stock expected to be outstanding immediately subsequent to this offering. As of the date of this prospectus, options to purchase a total of 532,182 shares of common stock were outstanding, at exercise prices ranging from $0.385 to $5.29 per share. No options have been exercised and no stock appreciation rights have been granted to date.

  Subsequent to this offering, the stock option plan will be administered by the Compensation Committee of the Board of Directors, which will include at least two "disinterested persons," for purposes of Rule 16b-3 under the Exchange Act, and "outside directors," within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee will select the participants and establish the terms and conditions of each option or other rights granted under the stock option plan, including the exercise price, the number of shares subject to options or other equity rights and the time at which such options become exercisable. See "--Committees of the Board of Directors and Compensation." The exercise price of all "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code, granted under the stock option plan must be at least equal to 100% of the fair market value of the option shares on the date of grant. The term of any incentive stock option granted under the stock option plan may not exceed ten years. Where the eligible stock option plan participant owns over 10% of the total combined voting power of all classes of stock of musicmaker.com, however, the exercise price must be at least equal to 110% of the fair market value of the option shares on the date of grant and the term cannot exceed five years.

  To the extent required to comply with Rule 16b-3 under the Exchange Act, if applicable, and in any event in the case of an incentive stock option or stock appreciation right granted with respect to an incentive stock option, no award granted under the stock option plan shall be transferable by a grantee otherwise than by will or by the laws of descent and distribution. Other terms and conditions of each award are set forth in the grant agreement governing that award and determined by the Compensation Committee.

Indemnification of Directors and Officers

  Musicmaker.com's Charter and Bylaws provide that it shall indemnify all of its directors and officers to the full extent permitted by the Delaware General Corporation Law (the "DGCL"). Under such provisions, any director or officer who, in his or her capacity as such, is made or threatened to be made a party to any suit or proceeding, may be indemnified if the Board determines such director or officer acted in good faith and in a manner such director reasonably believed to be in, or not opposed to, the best interests of musicmaker.com. The Charter, Bylaws, and the DGCL further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under our Charter, Bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise.

  Musicmaker.com has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of musicmaker.com, or is or was serving at the request of musicmaker.com as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any expense, liability, or loss incurred by such person in any such capacity or arising out of his status as such, whether or not musicmaker.com would have the power to indemnify such person against such liability under the DGCL.

                             CERTAIN TRANSACTIONS

  In July 1996, we sold 551,948 shares of common stock to Mr. Bernardi, our founder, Chairman of the Board of Directors and Co-Chief Executive Officer, for nominal cash consideration in connection with musicmaker.com's formation.

  In July 1996, we acquired CD Kit, S.A. in exchange for 649,351 shares of common stock, payable to the stockholders of CD Kit, S.A. In exchange we received 8,000 shares of CD Kit, SA, all of its outstanding capital stock. In connection with the acquisition of CD Kit, S.A., Bruno Costa-Marini and Jean Francois Dockes, each a former stockholder of CD Kit, S.A., became the beneficial owners of 285,714 and 188,312 of such shares of our common stock, respectively.

  Between December 1996 and May 1997, musicmaker.com sold 12% convertible notes to accredited investors for $650,000. The notes were convertible into our common stock at $6.74 per share. Of these investors, Mr. Bernardi and Mr. Mathias, one of our directors, participated in the offering, purchasing notes and paying an aggregate consideration of $50,000 and $150,000, respectively. These purchases were on the same terms as those applying to non-affiliated investors participating in the convertible notes offering.

  In connection with a June 1997 private placement of securities, we converted the principal and all accrued interest under the terms of the outstanding convertible notes at a price of $3.85 per share, rather than $6.74 a share as stated in the original offering. In connection with the conversion of the notes and the private placement of our common stock, Mr. Bernardi and Mr. Mathias received 13,815 and 41,446 shares of our common stock, respectively. The conversion of the notes belonging to Mr. Bernardi and Mr. Mathias was conducted on the same terms as that provided to non-affiliated investors participating in the conversion. In addition to the common stock received upon the conversion above, Mr. Bernardi purchased an additional 6,494 shares of common stock in the June 1997 private placement at $3.85 per share.

  In October 1997, we issued 194,805 common stock warrants to Mr. Puthukarai, musicmaker.com's President, Co-Chief Executive Officer and Chief Operating Officer, as part of his compensation and in exchange for services previously rendered to musicmaker.com. The warrants have an exercise price of $3.85 per share and expire on October 15, 2007.

  In December 1997, musicmaker.com issued and sold 375,701 shares of our Series A outstanding preferred stock, par value $.01, to Rho Management Trust I, a venture capital firm. Mr. Bernardi and Mr. Puthukarai also purchased 51,948 and 12,987 shares of our Series A outstanding preferred stock, respectively. The shares were purchased at a price of $3.85 per share. Additionally, 715,622, 98,949 and 24,737 Series B outstanding preferred warrants were issued to Rho, Mr. Bernardi and Mr. Puthukarai, respectively. The Series B outstanding preferred warrants expire on December 8, 2002 and are exercisable for Series B outstanding preferred stock, par value $.01 per share, at an exercise price of $4.62 per share. We also issued 188,103, 26,009 and 6,502 Series C outstanding preferred warrants to Rho, Mr. Bernardi and Mr. Puthukarai, respectively. The Series C outstanding preferred warrants expire on December 8, 2001 and are exercisable for Series C outstanding preferred stock, par value $.01 per share, at an exercise price of $5.78 per share. Musicmaker.com received $1,696,450 in aggregate consideration from the investors above in connection with this round of venture financing. In March and June, 1998, holders of the Series B outstanding preferred warrants exercised 364,654 warrants which were converted to Series B outstanding preferred stock at $4.62 per share. Of the 364,654 warrants exercised, Mr. Bernardi and Mr. Puthukarai received 41,229 and 10,307 shares of Series B outstanding preferred stock, respectively. Mr. Bernardi and Mr. Puthukarai received the shares above in exchange for their relinquishment of $133,334 in accrued salary and $33,333 in accrued bonus, respectively. Rho received an additional 305,903 shares of Series B outstanding preferred stock, in connection with the exercise of the warrants.

  In January 1998, 72,727 common stock warrants, with an exercise price of $3.85 per share, were issued to Mr. Steinberg, musicmaker.com's Vice Chairman of the Board of Directors, for consulting services related to obtaining license agreements with record labels on behalf of musicmaker.com. These warrants expire January 15, 2008. In August 1998, musicmaker.com issued 25,974 common stock warrants to four members of Mr. Steinberg's family as record holders. The warrants were granted as compensation for consulting services rendered to musicmaker.com by Mr. Steinberg and he is the beneficial owner of such warrants. The warrants are convertible by the holders into common stock at an exercise price of $4.62 per share and expire on August 15, 2008.

  In September 1998, we issued 259,741 shares of our common stock to Platinum at a value of $1,650,000. In exchange for shares of our common stock and pursuant to the terms of a stock exchange agreement, dated September 30, 1998, and each of a licensing agreement and a marketing agreement of even date therewith, we entered into a strategic marketing and content alliance under which we market and sell our custom CDs on Platinum's website and have a license to use their song library. We also received 111,457 shares of Platinum's common stock, having an aggregate value of $750,000. In November 1998, an additional 83,116 shares of our common stock were issued to Platinum in connection with, and as payment under, the stock exchange agreement noted above. See "Business--Marketing."

  In December 1998, we loaned $81,519 to Mr. Puthukarai all of which was outstanding at December 31, 1998, and all of which is currently outstanding. The loan is to be repaid without interest and upon demand under a note held by musicmaker.com. The funds were loaned for payment of federal and state income taxes.

  We believe that the above-described transactions are as fair to musicmaker.com as could have been obtained with unaffiliated parties. We intend that all future transactions with officers, directors or principal stockholders of musicmaker.com will be approved or ratified by a majority of the Board of Directors, including a majority of the disinterested, independent directors. We intend that such future transactions will be on terms no less favorable to musicmaker.com than could be obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding shares of our common stock beneficially owned as of January 31, 1999, and as adjusted to reflect the offering by (i) each person or group known to musicmaker.com, that beneficially owns more than five percent of our outstanding common stock;
(ii) musicmaker.com's directors and Named Executive Officers, and (iii) all of musicmaker.com's executive officers and directors as a group. Beneficial ownership is calculated in accordance with Rule 13d-3(d) under the Securities Exchange Act of 1934. Shares of common stock subject to options and warrants that are currently exercisable or are exercisable within 60 days of January 31, 1999, are deemed outstanding with respect to the person holding such options but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. Except as otherwise indicated in the table, the address of the stockholders listed below is that of musicmaker.com's principal executive office. See "Risk Factors--Certain existing investors own a large percentage of our voting securities" and "Certain Transactions."

                                                           Shares Beneficially
                          Shares Beneficially Owned          Owned After the
    Name and Address      Prior to the Offering (1)             Offering
    ----------------      -------------------------------- --------------------------
                             Number            Percent       Number        Percent
                          ---------------    ------------- ------------    ----------
Rho Management Trust I..        1,207,864(2)        25.6%     1,207,864
 767 Fifth Avenue
 New York, NY 10053
Robert P. Bernardi......          920,220(3)        21.0%       920,220
Devarajan S.
 Puthukarai.............          448,679(4)        10.0%       448,679
Platinum Entertainment,
 Inc....................          342,857            8.2%       342,857
 2001 Butterfield Rd.
 Suite 1400
 Downers Grove, IL 60515
Bruno Costa-Marini......          294,372(5)         7.0%       294,372(5)
Abdulla Mohammed Al-
 Romaizan...............          259,740(6)         6.1%       259,740(6)
 P.O. Box 768
 Riyadh 11421
 Kingdom of Saudi Arabia
Irwin H. Steinberg......          150,649(7)         3.5%       150,649(7)
Edward J. Mathias.......           67,420            1.6%        67,420
All executive officers
 and directors as a
 group (6 persons)......        1,645,410(8)        34.3%     1,645,410(8)

--------
(1) Shares beneficially owned prior to the offering are as adjusted to reflect and include the automatic conversion of (i) all outstanding preferred stock and outstanding preferred warrants into common stock and common stock warrants, respectively, and (ii) all outstanding convertible notes into common stock, upon completion of the offering.
(2) Includes: (i) 375,701 shares of Series A and 305,903 shares of Series B outstanding preferred stock to be converted into 375,701 and 305,903 shares of common stock, respectively, and (ii) 338,156 Series B and 188,104 Series C outstanding preferred warrants to be converted into 338,156 and 188,104 common stock warrants, respectively, upon the completion of this offering. Rho Management Partners L.P., a Delaware limited partnership may be deemed the beneficial owner of shares registered in the name of Rho Management Trust I, pursuant to an investment advisory relationship by which Rho Management Partners L.P. exercises sole voting and investment control over such shares and warrants.
(3) Includes (i) 51,948 shares of Series A and 41,229 shares of Series B outstanding preferred stock to be converted into 51,948 and 41,229 shares of common stock, respectively, and (ii) 117,089 Series B and 26,009 Series C outstanding preferred warrants to be converted into 117,089 and 26,009 common stock warrants, respectively, upon the completion of this offering, and (iii) 64,935 vested options for common stock with exercise prices ranging from $4.81 to $5.29 per share.
(4) Includes (i) 194,805 common stock warrants with an exercise price of $3.85 per share, (ii) 12,987 shares of Series A and 10,307 shares of Series B outstanding preferred stock to be automatically converted into 12,987 and 10,307 shares of common stock, respectively, and (iii) 29,272 Series B and 6,502 Series C outstanding preferred warrants to be converted into 29,272 and 6,502 common stock warrants, respectively, upon the completion of this offering, and (iv) 64,935 vested options for common stock with exercise prices ranging from $4.81 to $5.29 per share.
(5) Includes 8,658 vested options for common stock with an exercise price of $3.85 per share.
(6) Includes 51,948 common stock warrants with an exercise price of $4.81 per share.
(7) Includes 98,701 common stock warrants with exercise prices ranging from $3.85 to $4.62 per share.
(8) Includes: (i) 64,935 shares of Series A and 51,536 shares of Series B outstanding preferred stock, to be converted into 64,935 and 51,536 shares of common stock, respectively, and (ii) 146,362 Series B and 32,511 Series C outstanding preferred warrants to be converted into 146,362 and 32,511 common stock warrants, respectively, upon completion of this offering. Also includes 293,506 outstanding common stock warrants and 136,364 vested options for common stock.

                           DESCRIPTION OF SECURITIES

General

  Pursuant to our Charter, musicmaker.com is authorized to issue up to 15,584,415 shares of common stock, par value $.01 and 1,547,924 shares of preferred stock, par value $.01 per share. Prior to this offering, 2,960,058 shares of common stock were issued and outstanding and an additional 3,091,546 were reserved for issuance pursuant to outstanding options, warrants and conversion features of other securities issued. As of January 31, 1999, there were approximately 100 holders of our common stock (after giving effect to the conversion of all outstanding outstanding preferred stock and convertible notes upon consummation of this offering).

  The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Charter, Bylaws and applicable law. These documents have been filed as exhibits to the registration statement, of which this prospectus forms a part.

Reverse Stock Split

  Musicmaker.com's Board of Directors and stockholders have approved a reverse stock split by which each issued and outstanding share of our common stock
will be reclassified in a one-for-3.85 reverse split to be effected on      ,
1999. The reverse stock split similarly affected the holders of our outstanding options and warrants for common stock, and the conversion features of the holders of our outstanding preferred stock, outstanding preferred warrants, and convertible notes.

Common Stock

  The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of common stock are entitled to share in any and all dividends that our Board of Directors, in its discretion, declares from funds legally available therefor. In the event of any liquidation or dissolution of musicmaker.com, the holders of common stock are entitled to participate in and share pro rata in the assets available for distribution to stockholders. Any such distribution would be subsequent to payment of our liabilities and may be subject to any preferential rights of any preferred stock or other senior security then outstanding. The holders of common stock have no cumulative voting, preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby upon issuance and sale will be, fully paid and non-assessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock or senior securities which musicmaker.com may designate in the future.

Preferred Stock

  Pursuant to musicmaker.com's Charter, our Board of Directors may, without further action by stockholders, from time to time, issue one or more series of preferred stock. Blank check preferred stock may be issued with such rights, preferences, privileges and limitations as the Board of Directors may determine and as permitted by the DGCL, including:

  . The number of shares constituting the series and the distinctive designation of the series of preferred stock.

  . The dividend rate on such preferred stock, the dates of payment and whether such dividends shall be cumulative.

  . The extent of voting rights, if any, to be granted to holders of any series of preferred stock.

  . Other rights, privileges and preferences, including conversion into common stock, redemption by the holder or musicmaker.com and priority upon liquidation, dissolution or winding up of musicmaker.com.

Registration Rights

  Holders of our outstanding preferred stock and outstanding preferred warrants, including Mr. Bernardi, Mr. Puthukarai, Rho, and an additional investor, have been granted certain demand registration rights. These demand registration rights may require musicmaker.com to file, on not more than two occasions, a registration statement under the Securities Act covering all, or a portion of their common stock issued or issuable, upon the automatic conversion of the outstanding preferred stock and outstanding preferred warrants upon consummation of this offering. In connection with the issuance to Columbia House of a warrant for 129,870 shares of common stock, musicmaker.com granted certain registration rights permitting the holders to require that musicmaker.com, on not more than two occasions, file a registration statement under the Securities Act covering all, or a portion of the common stock issued or issuable pursuant to the warrant. Under the terms of his consulting agreement with musicmaker.com, Mr. Steinberg, musicmaker.com's Vice Chairman of the Board of Directors, was granted registration rights equivalent to those received by Mr. Bernardi.

  In addition, each of the holders indicated above, the noteholders and Boston Financial & Equity Corporation, a lessor of certain equipment, have certain "piggyback" registration rights. If musicmaker.com proposes to register any of its common stock under the Securities Act (other than pursuant to this offering or in connection with the registration of securities issuable under an employee benefit plan or a registered exchange offer) holders of "piggyback" rights may require that musicmaker.com include all or a portion of their common stock, issued or issuable pursuant to certain exercise rights, in such registration. In connection with any such offering, the managing underwriter thereof, shall have certain rights to limit the number of securities held by persons with "piggyback" registration rights to be included in such registration. All expenses incurred in connection with the registration rights above will be borne by musicmaker.com.

  The underwriters have requested that all holders of registration rights forego any request for registration for a period of 180 days following the date of effectiveness of this prospectus.

Delaware General Corporation Law and certain provisions in our Charter

  Our Charter provides that musicmaker.com shall indemnify its currently acting and former directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by the DGCL. Our Charter similarly requires musicmaker.com to advance expenses to our officers and directors entitled to indemnification to the maximum extent permitted by the DGCL. Advancement of expenses to directors and officers is conditioned upon receipt of an undertaking by such director or officer to repay the amount of any advancement if it shall ultimately be determined that such person is not entitled to be indemnified by musicmaker.com. The terms and conditions of such advancement are to be determined by musicmaker.com's Board of Directors.

  Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors and officers, musicmaker.com has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act, and is therefore unenforceable.

  Our Charter provides that our directors shall not be personally liable to musicmaker.com or our stockholders for monetary damages to fullest extent permitted by the DGCL. Section 102(b)(7) of the DGCL currently permits elimination of a director's personal liability to a corporation and its stockholders except for liability:

  . For any breach of the director's duty of loyalty to the corporation or its stockholders.

  . For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law.

  . Under Section 174 of the DGCL for unlawful dividends, distributions or unlawful stock repurchases or redemptions.

  . For any transaction from which the director derives an improper personal benefit.

  Under our Charter and the DGCL, our directors will be protected from monetary damages for other negligent acts on their part. Stockholders and musicmaker.com seeking redress against directors may bring an action for equitable remedies such as an injunction or rescission based upon a director's breach of fiduciary duties, even where monetary remedies are unavailable. Any amendment to the DGCL that increases or decreases the protection from monetary damages afforded directors in Delaware shall be automatically incorporated into our Charter.

Charter provisions that could delay or prevent a change in control

  Upon effectiveness of our registration statement, of which this prospectus is a part, our Board of Directors will be divided into three separate classes, with only one class, or roughly one-third of the Board of Directors, standing for election in any given year. This "staggered" structure of the Board of Directors may have the effect of delaying the ability of stockholders to change the composition of the Board of Directors and possibly delaying or preventing a corresponding change in control of musicmaker.com.

  Musicmaker.com's Charter also contains a provision which enables the Board of Directors to issue preferred stock without the approval of stockholders. The Board of Directors may fix the rights, preferences, privileges and limitations of such securities at its discretion. The provision grants to the Board of Directors the right to issue what is often called "blank check" preferred stock. The provision may be used to permit the Board of Directors to institute a rights plan, or "poison pill" by which the Board of Directors issues preferred stock or grants rights to acquire preferred stock, often with voting rights, to certain holders of common stock. The effect of such preferred stock grants may be to deter possible takeovers or acquisitions, making such a transaction prohibitively expensive for potential acquirers. Issuance of such preferred stock could discourage potential bids for musicmaker.com, deny stockholders a potential premium on their shares and may make a change in control of musicmaker.com more difficult. See "Risk Factors-- Anti-takeover effects of our Charter and Bylaws."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, we will have outstanding           shares
of common stock. Of these shares, the           shares of common stock sold in
this offering (assuming no exercise of the Underwriter's over-allotment option) will be freely tradable in the public market without restrictions under the Securities Act, except that any shares purchased by affiliates of musicmaker.com, as defined in Rule 144 under the Securities Act, may only be sold in compliance with the applicable provisions of Rule 144 discussed below.

  In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" for at least one year, including a person who may be deemed an affiliate of musicmaker.com, is entitled to sell within any three-month period the number of shares of common stock that does not exceed the greater of (i) one percent of the then outstanding shares of common stock of musicmaker.com or (ii) the average weekly trading volume of common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about musicmaker.com. Generally, a person who is not an affiliate of musicmaker.com and who has satisfied a two-year holding period will be able to sell without any volume limitations. As of January 31, 1999, the one-year holding period had expired with respect to 2,056,006 shares of common stock. As of January 31, 1999, the two-year holding period had expired with respect to 1,327,273 shares of common stock.

  Shares of outstanding preferred stock, including all outstanding preferred warrants, shall be automatically converted into shares of common stock and common stock warrants, respectively, upon completion of this offering. As a result of this automatic conversion, 819,199 shares of restricted common stock shall be issued to the former holders of the outstanding preferred stock and 728,725 warrants for common stock shall be issued in exchange for the outstanding preferred warrants. Outstanding convertible notes shall automatically convert into 415,584 shares of common stock upon completion of this offering.

  Stockholders holding approximately       of our outstanding common stock and
outstanding options and warrants for common stock, are expected to agree not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any securities of musicmaker.com they currently hold without prior written consent of the representatives for a period of 180 days following the date of the final prospectus.

  Upon completion of this offering, we will sell to the representatives, for nominal consideration, warrants entitling the representatives to purchase an
aggregate of         shares of common stock at an initial exercise price equal
to 110% of the initial public offering price. The representatives' warrants will be exercisable for a period of four years commencing one year after the effective date of the registration statement of which this prospectus is a part. Subject to the limitations of Rule 144, the holders of the representatives' warrants may sell shares of common stock acquired by exercise of the warrant one year from the date of exercise thereof without registration. See "Underwriting."

  Prior to this offering, there has been no market for our common stock. No predictions can be made as to the effect, if any, that sales of shares of common stock under Rule 144 will have on the market price of our common stock. Sales in the public market of such common stock under Rule 144 could adversely affect the market price of our common stock or the ability of musicmaker.com to raise funds through a public offering of its equity securities. See "Risk Factors--Shares eligible for future sale."

                                 UNDERWRITING

  Subject to the terms and conditions of an underwriting agreement, the underwriters named below, for whom Ferris, Baker Watts, Incorporated and Fahnestock & Co., Inc. are acting as the representatives, have severally agreed to purchase from us, and we have agreed to sell to the underwriters, the respective number of shares of common stock set forth opposite each underwriters named below:

                                                                       Number
         Underwriters                                                 of Shares
         ------------                                                 ---------
   Ferris, Baker Watts, Incorporated.................................
   Fahnestock & Co. Inc..............................................
                                                                         ---
     Total...........................................................
                                                                         ===

  The underwriting agreement provides that the obligations of the several underwriters thereunder are subject to approval of certain legal matters by their counsel and to various other conditions. The nature of the underwriter's obligation is such that they are committed to purchase and pay for all shares of common stock if any are purchased.

  The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain securities dealers at such price less a
concession not in excess of $    per share. The underwriters may allow, and
such selected dealers may re-allow, a concession not in excess of $    per
share to certain brokers and dealers. After this offering, the price to the public, concession, allowance and re-allowance may be changed by the representatives. The representatives have informed us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  We have granted the underwriters an option exercisable during the 30-day
period after the date of this prospectus, to purchase up to     additional
shares of common stock at the initial public offering price solely to cover over-allotments, if any. To the extent that the underwriters exercise this option, each of the underwriters will be committed, subject to certain conditions, to purchase such additional shares of common stock in approximately the same proportions as set forth in the above table.

  The offering of common stock is made for delivery when, as and if accepted by the underwriters and subject to prior sale to withdrawal, cancellation or modification of the offer without notice. The underwriters reserve the right to reject any order for the purchase of common stock.

  We have agreed to issue warrants to the representatives to purchase up to shares of common stock, at an exercise price per share equal to 110% of the initial public offering price per share. The representatives' warrants are exercisable for a period of four years, commencing one year from the effective date of the registration statement of which this prospectus is a part. The representatives' warrants will not be sold, offered for sale, transferred, assigned or hypothecated for a period of one year from the effective date of the registration statement other than to officers, employees or partners of the respective representatives and members of the selling group and their officers and partners. The holders of the representatives' warrants will have no voting, dividend or other stockholders' rights until the representatives' warrants are exercised. We have granted the representatives certain demand and piggyback registration rights related to the representatives' warrants, which are applicable during the period that the representatives' warrants are exercisable. We also have agreed to pay the underwriters a nonaccountable expense allowance of 1% of the gross proceeds of this offering.

  We have agreed to enter into a financial advisory agreement with GunnAllen Financial, Inc. whereby we will pay GunnAllen an advisor fee of $125,000 upon the completion of the offering.

  We have agreed not to issue, and all of our officers and directors, and all security holders of musicmaker.com are expected to agree not to offer, pledge, sell, contract to sell, or otherwise transfer or dispose of directly or indirectly any shares of our capital stock or other equity securities of musicmaker.com for a period of 180 days after the date of this prospectus without the prior written consent of Ferris, Baker Watts, Incorporated. In addition, those officers, directors and each security holder of musicmaker.com to whom we granted certain registration rights in connection with the issuance of shares of our common stock or other equity securities of musicmaker.com are expected to agree not to make any demand for, exercise any right, or file (or participate in the filing of) a registration statement with respect to the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock for a period of 180 days after the date of this prospectus without the prior written consent of Ferris, Baker Watts, Incorporated.

  We have agreed to indemnify the underwriters against certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

  Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock was determined by negotiation among musicmaker.com and the Representatives. Among the factors considered in determining the public offering price were:

  .  The preliminary demand for our common stock.

  .  The history of and the prospects for musicmaker.com.

  .  The condition of the industry and markets in which we compete.

  .  An assessment of our management.

  .  Our past earnings and the trend and future prospects of such earnings.

  .  The present state of our business operations and development.

  . The general conditions of the securities market at the time of the offering; and the market prices of publicly traded common stocks of comparable companies in related industries in recent periods.

  There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to this offering at or above the initial public offering price.

  The initial public offering price set forth on the cover page of this prospectus should not be considered an indication of the actual value of our common stock. Such price is subject to change as a result of market conditions and other factors. We cannot assure you that our common stock can be resold at or above the initial public offering price.

  In order to facilitate this offering, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions and use of penalty bids may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if continued, may be discontinued at any time.

                  TRANSFER AGENT, ESCROW AGENT AND REGISTRAR

  The transfer agent, escrow agent and registrar for the common stock is
                   .

                                 LEGAL MATTERS

  The legality of the securities offered hereby has been passed upon for musicmaker.com by its counsel, Venable, Baetjer and Howard, LLP of McLean, Virginia. Certain legal matters will be passed upon for the underwriters by its counsel Katten Muchin & Zavis, Washington, D.C. Certain matters in connection with United States patents and trademarks and international patents will be passed upon for musicmaker.com by Darby & Darby, P.C. of New York, New York.

                                    EXPERTS

  The consolidated financial statements of musicmaker.com, Inc. (formerly The Music Connection Corporation) at December 31, 1998 and 1997, and for the years ended December 31, 1998 and 1997 and for the period from April 23, 1996 (inception) through December 31, 1996, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  Certain matters dealing with patents and trademarks set forth in "Risk Factors--We depend upon intellectual property rights and risk having such rights infringed" and "Business--Intellectual Property and Proprietary Rights" have been included in this prospectus in reliance upon the written opinion of Darby & Darby, P.C. of New York, New York, as experts in such matters. See "Legal Matters."

                            ADDITIONAL INFORMATION

  Musicmaker.com has filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to musicmaker.com and this offering, reference is made to the registration statement, including the exhibits filed therewith, copies of which may be obtained at prescribed rates from the SEC at the public reference facilities maintained by the SEC at Judiciary Plaza Building, 450 Fifth Street, NW, Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Descriptions contained in this prospectus as to the contents of any contract or other documents filed as an exhibit to the registration statement are not necessarily complete and each such description is qualified by reference to such contract or document. The SEC maintains a website on the Internet that will contain all future reports, proxy and information statements and other information that musicmaker.com is required to file electronically with the SEC. The address of the SEC's website is http://www.sec.gov.

  This prospectus includes statistical data regarding Internet usage and the advertising industry which were obtained from industry publications, including reports generated by Jupiter Communications and the Record Industry Association of America. These industry publications generally indicate that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe those industry publications to be reliable, we have not independently verified such data. We also have not sought, in certain circumstances, the consent of these organizations to refer to their reports in this prospectus.

                              musicmaker.com, Inc.
                  (formerly The Music Connection Corporation)

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors.............................................. F-2

Consolidated Balance Sheets................................................. F-3

Consolidated Statements of Operations....................................... F-4

Consolidated Statements of Stockholders' Deficit............................ F-5

Consolidated Statements of Cash Flows....................................... F-6

Notes to Consolidated Financial Statements.................................. F-7

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
musicmaker.com, Inc.
(formerly The Music Connection Corporation)

  We have audited the accompanying consolidated balance sheets of musicmaker.com, Inc. (formerly The Music Connection Corporation) as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the period from April 23, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of musicmaker.com, Inc. (formerly The Music Connection Corporation) at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for the period from April 23, 1996 (inception) through December 31, 1996, and for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Vienna, Virginia
February 5, 1999, except Note 11,
as to which the date is      , 1999

-------------------------------------------------------------------------------
  The foregoing report is in the form that will be signed upon the completion of the restatement of the capital accounts for the reverse stock split as described in Note 11 to the financial statements.

                                          /s/ Ernst & Young LLP

Vienna, Virginia
February 18, 1999
                              musicmaker.com, Inc.
                  (formerly The Music Connection Corporation)

                          CONSOLIDATED BALANCE SHEETS

                                           December 31,           Pro Forma
                                      ------------------------   December 31,
                                         1997         1998      1998 (Note 10)
                                      -----------  -----------  --------------
                                                                 (Unaudited)
               ASSETS
Current assets:
  Cash and cash equivalents.......... $ 1,401,982  $   972,954   $ 2,286,579
  Accounts receivable................      12,750       17,510        17,510
  Related party account receivable
   (Note 8)..........................         --        81,519        81,519
  Prepaid expenses and other current
   assets............................      17,503       25,395        25,395
                                      -----------  -----------   -----------
    Total current assets.............   1,432,235    1,097,378     2,411,003
Property and equipment, net (Note
 2)..................................     297,140      360,709       360,709
Investments (Note 1).................         --       750,000       750,000
Intangibles, net (Note 3)............         --       967,395       855,000
Other assets.........................         --        58,481        58,481
                                      -----------  -----------   -----------
    Total assets..................... $ 1,729,375  $ 3,233,963   $ 4,435,193
                                      ===========  ===========   ===========
    LIABILITIES AND STOCKHOLDERS'
           (DEFICIT) EQUITY
Current liabilities:
  Accounts payable................... $   328,450  $   455,095   $   455,095
  Accrued expenses...................      91,369      261,974       261,974
  Accrued compensation payable to
   related parties (Note 8)..........     761,221      625,219       625,219
  Current portion of long-term
   obligation (Note 4)...............         --        42,857        42,857
                                      -----------  -----------   -----------
    Total current liabilities........   1,181,040    1,385,145     1,385,145
Long-term obligation (Note 4)........         --       214,286       214,286
Convertible notes payable (Note 4)...         --       512,500           --
Commitments (Note 7)
Convertible preferred stock, $0.01
 par value, 1,547,924 shares
 authorized (Note 5):
  Series A convertible preferred
   stock, 454,545 shares designated;
   454,545 shares issued and
   outstanding.......................   1,750,000    1,750,000           --
  Series B convertible preferred
   stock, 865,801 shares designated;
   0 and 364,654 shares issued and
   outstanding.......................         --     1,684,700           --
  Series C convertible preferred
   stock, 227,578 shares designated;
   no shares issued and outstanding..         --           --            --
  Series A convertible preferred
   stock subscribed..................     (50,000)         --            --
Stockholders' (deficit) equity(Note
 5):
  Common stock, $0.01 par value,
   5,194,805 shares authorized;
   2,056,006, 2,707,954 shares issued
   and outstanding, respectively
   (3,942,737 pro forma shares)......      20,560       27,080        39,427
  Additional paid-in capital.........   1,279,244    4,766,488    10,188,841
  Accumulated deficit................  (2,451,469)  (7,106,236)   (7,392,506)
                                      -----------  -----------   -----------
    Total stockholders' (deficit)
     equity..........................  (1,151,665)  (2,312,668)    2,835,762
                                      -----------  -----------   -----------
    Total liabilities and
     stockholders' (deficit) equity.. $ 1,729,375  $ 3,233,963   $ 4,435,193
                                      ===========  ===========   ===========

                            See accompanying notes.

                              musicmaker.com, Inc.
                  (formerly The Music Connection Corporation)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                          Period from                              Pro Forma
                         April 23, 1996                            Year ended
                         (inception) to Year ended December 31,   December 31,
                          December 31,  ------------------------      1998
                              1996         1997         1998       (Note 10)
                         -------------- -----------  -----------  ------------
                                                                  (unaudited)
Net sales...............   $   8,355    $    13,432  $    74,028  $    74,028
Cost of sales...........      (2,590)        (2,955)     (46,821)     (46,821)
                           ---------    -----------  -----------  -----------
Gross profit............       5,765         10,477       27,207       27,207
Operating expenses:
  Sales and marketing...         --           7,780      929,661      929,661
  Operating and
   development..........      64,029        692,041    1,435,690    1,435,690
  General and
   administrative.......     306,381      1,360,856    2,334,438    2,620,708
                           ---------    -----------  -----------  -----------
                             370,410      2,060,677    4,699,789    4,986,059
                           ---------    -----------  -----------  -----------
Loss from operations....    (364,645)    (2,050,200)  (4,672,582)  (4,958,852)
Other income (expense):
  Interest income.......         --             --        17,815       17,815
  Interest expense......      (2,667)       (33,957)         --           --
                           ---------    -----------  -----------  -----------
                              (2,667)       (33,957)      17,815       17,815
                           ---------    -----------  -----------  -----------
Net loss................   $(367,312)   $(2,084,157) $(4,654,767) $(4,941,037)
                           =========    ===========  ===========  ===========
Basic and diluted net
 loss per share (Note
 9).....................   $   (0.44)   $     (1.20) $     (2.13) $     (1.73)
                           =========    ===========  ===========  ===========
Weighted average shares
 outstanding............     830,076      1,734,328    2,186,488    2,863,521
                           =========    ===========  ===========  ===========


                            See accompanying notes.

                              musicmaker.com, Inc.
                  (formerly The Music Connection Corporation)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                           Common Stock    Additional
                         -----------------  Paid-In   Accumulated
                          Shares   Amount   Capital     Deficit       Total
                         --------- ------- ---------- -----------  -----------
 Issuance of common
 stock.................. 1,327,273 $13,273 $    8,467 $       --   $    21,740
 Net loss...............       --      --         --     (367,312)    (367,312)
                         --------- ------- ---------- -----------  -----------
Balance at December 31,
 1996................... 1,327,273  13,273      8,467    (367,312)    (345,572)
 Issuance of common
 stock..................   524,415   5,244    435,696         --       440,940
 Issuance of common
 stock and warrants for
  services to non-
 employees..............    25,974     260    150,240         --       150,500
 Conversion of notes
 payable................   178,344   1,783    684,841         --       686,624
 Net loss...............       --      --         --   (2,084,157)  (2,084,157)
                         --------- ------- ---------- -----------  -----------
Balance at December 31,
 1997................... 2,056,006  20,560  1,279,244  (2,451,469)  (1,151,665)
 Issuance of common
 stock..................   651,948   6,520  2,987,782         --     2,994,302
 Issuance of warrants
 and options to non-
  employees.............       --      --     499,462         --       499,462
 Net loss...............       --      --         --   (4,654,767)  (4,654,767)
                         --------- ------- ---------- -----------  -----------
Balance at December 31,
 1998................... 2,707,954 $27,080 $4,766,488 $(7,106,236) $(2,312,668)
                         ========= ======= ========== ===========  ===========


                            See accompanying notes.

                              musicmaker.com, Inc.
                  (formerly The Music Connection Corporation)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                        Period from
                                       April 23, 1996
                                       (inception) to Year ended December 31,
                                        December 31,  ------------------------
                                            1996         1997         1998
                                       -------------- -----------  -----------
Operating activities
 Net loss............................    $(367,312)   $(2,084,157) $(4,654,767)
 Adjustments to reconcile net loss to
   net cash provided by (used in)
   operating activities:
  Depreciation and amortization......        7,700         29,887      203,122
  Conversion of accrued interest to
   common stock......................          --          36,624          --
  Services received in exchange for
   stock and warrants................          --         150,500      499,462
  Changes in operating assets and
   liabilities:
    Accounts receivable..............      (38,387)        25,637       (4,760)
    Related party account
     receivable......................          --             --       (81,519)
    Prepaid expenses and other
     current assets..................       (8,994)        (8,509)      (7,892)
    Other assets.....................          --             --       (58,481)
    Accounts payable.................      166,018        162,432      126,645
    Accrued expenses.................       46,025         45,344      170,605
    Accrued compensation payable to
     related parties.................      217,587        543,634       30,665
    Long-term obligation.............        2,667         (2,667)     257,143
                                         ---------    -----------  -----------
      Net cash provided by (used in)
       operating activities..........       25,304     (1,101,275)  (3,519,777)
Investing activities
 Purchases of property and
 equipment...........................      (34,972)      (299,755)    (217,961)
                                         ---------    -----------  -----------
      Net cash used in investing
       activities....................      (34,972)      (299,755)    (217,961)
Financing activities
 Proceeds from issuance of
 convertible notes payable...........      400,000        250,000      512,500
 Payment of fees on convertible notes
 payable.............................          --             --      (116,125)
 Issuance of convertible preferred
 stock...............................          --       1,700,000    1,568,033
 Issuance of common stock............       21,740        440,940    1,344,302
                                         ---------    -----------  -----------
      Net cash provided by financing
       activities....................      421,740      2,390,940    3,308,710
                                         ---------    -----------  -----------
 Net increase (decrease) in cash and
 cash equivalents....................      412,072        989,910     (429,028)
 Cash and cash equivalents at
 beginning of period.................          --         412,072    1,401,982
                                         ---------    -----------  -----------
 Cash and cash equivalents at end of
 period..............................    $ 412,072    $ 1,401,982  $   972,954
                                         =========    ===========  ===========
Non-cash investing and financing
 activities
 Issuance of common stock............    $  18,230    $       --   $       --
                                         =========    ===========  ===========
 Conversion of notes payable to
 common stock (Note 4)...............    $     --     $   686,624  $       --
                                         =========    ===========  ===========
 Common stock issued for licensing
 agreement (Note 5)..................    $     --     $       --   $ 1,650,000
                                         =========    ===========  ===========
 Conversion of accrued compensation
 to preferred stock (Note 5).........    $     --     $       --   $   166,667
                                         =========    ===========  ===========

                            See accompanying notes.

                             musicmaker.com, Inc.
                  (formerly The Music Connection Corporation)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1998

1. Summary of Significant Accounting Policies

 The Company

  Musicmaker.com, Inc. (formerly The Music Connection Corporation) (the "Company") was incorporated in Delaware on April 23, 1996. The Company is an e-commerce provider of customized music CD compilations on the Internet. The Company's website, "www.musicmaker.com," as well as mail-order promotions, allow customers to order custom compiled music CDs. Customers can also digitally download songs from the Company's online library directly to their personal computers.

  Since inception, management has been primarily involved in recruiting personnel, developing the technological infrastructure necessary to create custom CDs on the Internet, building an operating infrastructure and establishing relationships with record labels and vendors. The Company continues to rely on outside sources of capital to develop and exploit its products and markets.

  In February 1999, the Company plans to file a registration statement with the Securities and Exchange Commission relating to the initial public offering (the "IPO") of the Company's common stock.

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, CD Kit, as of December 31, 1996 and 1997. As of December 31, 1998, CD Kit was inactive with no remaining assets or liabilities. All significant inter-company transactions and balances have been eliminated in consolidation.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenue Recognition

  Net sales are recognized at the time merchandise is shipped to customers for custom CDs and upon execution of orders for digitally downloaded songs.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

 Investments

  In connection with exclusive music license, stock exchange and marketing agreements signed with Platinum Entertainment, Inc. ("Platinum") on September 30, 1998, the Company received 111,457 shares of unregistered common stock of Platinum (see Note 5). The Company's investment in these equity securities was recorded at the fair market value on the date of the transaction and is accounted for using the cost method.

                             musicmaker.com, Inc.
                  (formerly The Music Connection Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


 Royalty Advances and Operating and Development Costs

  In accordance with Statement of Financial Accounting Standards No. 50, "Financial Reporting in the Record and Music Industry," royalty advances and minimum guarantees to music labels are recorded as an asset if the past performance and current popularity of the music to which the advance relates provide a sound basis for estimating the probable future recoupment of such advances. Advances are then expensed as subsequent royalties are earned. Any portion of advances that subsequently appear not to be fully recoverable from future royalties are charged to expense during the period in which the loss becomes evident.

  Operating and development costs relating to the Company's proprietary custom CD compilation software technology are expensed as incurred. Operating and development costs also include recoupable but not returnable advances and network and website costs. The Company has expensed as operating and development costs royalty advances that were paid upon signing of certain initial royalty agreements with independent music labels, due to management's expectations of minimal revenues expected during the one year period following the signing of the contracts. These charges resulted in increases to operating and development costs of approximately $447,500 and $614,000 for the years ended December 31, 1997 and 1998, respectively. The Company is required to make additional advances upon the anniversaries of the signing of these initial contracts. The Company will capitalize these future advances and then amortize the expense to match the revenues. Once significant revenues have been generated, the Company will classify these costs as costs of sales.

 Advertising Costs

  The Company expenses all advertising costs as incurred. The Company incurred $0, $7,800 and $328,959 in advertising costs for the period from April 23, 1996 (inception) to December 31, 1996, and the years ended December 31, 1997 and 1998, respectively.

 Fair Value of Financial Instruments

  The Company considers the recorded costs of its financial assets and liabilities, which consist primarily of cash, accounts receivable, investments, accounts payable and related party payables, to approximate the fair value of the respective assets and liabilities.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Financial Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Net Loss Per Share

  The Company has adopted Financial Accounting Standards Board Statement No. 128, "Earnings Per Share," ("SFAS 128") which established new standards for computing and presenting net income per share information. Basic net loss per share was determined by dividing net loss by the weighted average number of common shares outstanding during each period. Diluted net loss per share excludes common equivalent shares,
                             musicmaker.com, Inc.
                  (formerly The Music Connection Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

unexercised stock options and warrants as the computation would be anti-dilutive. A reconciliation of the net loss available for common shareholders and the number of shares used in computing basic and diluted net loss per share is in Note 9.

  Basic and diluted loss per share is also computed pursuant to SEC Staff Accounting Bulletin No. 98 ("SAB 98"). SAB 98 requires that all equity instruments issued at nominal prices, prior to the effective date of an initial public offering, be included in the calculation of basic and diluted loss per share as if they were outstanding for all periods presented. To date, the Company has not had any nominal issuances or grants at nominal prices.

 Stock-Based Compensation

  Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), allows companies to account for stock-based compensation either under the new provisions of SFAS 123 or under the provisions of Accounting Principles Bulletin No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), but requires pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS 123 had been adopted. The Company has elected to account for its stock-based compensation in accordance with the provisions of APB 25 (see Note 5).

 Reclassifications

  Certain amounts in the 1996 and 1997 financial statements have been reclassified to conform with the presentation of the 1998 financial statements.

 Recent Pronouncements

  In 1998, the Company adopted FASB Statement No. 130, "Reporting
Comprehensive Income," which establishes standards for reporting and displaying comprehensive income and its components in financial statements. The adoption of SFAS 130 did not have any effect on the Company's financial statements as the Company does not have any elements of comprehensive income.

  In 1998, the Company adopted FASB Statement No. 131, "Disclosure About Segments of an Enterprise and Related Information," which establishes standards for disclosures about products, geographies and major customers. The Company's implementation of this standard does not have any effect on its financial statements.

  The Accounting Standards Executive Committee (AcSEC) recently issued SOP 98-5, "Reporting on the Costs of Start-up Activities." SOP 98-5 is effective for fiscal years beginning after December 15, 1998 and requires the costs of start-up activities, including organization costs, to be expensed as incurred. The Company has elected early adoption of SOP 98-5. However, the early adoption of the new rules does not have a material effect on the Company's financial position or results from operations.

2. Property and Equipment

  Property and equipment are stated at historical cost and are depreciated using the straight-line method over the shorter of the asset's estimated useful life or the lease term, ranging from three to seven years. Depreciation and amortization expense was $7,700, $29,887 and $154,392 for the period from April 23, 1996 (inception) through December 31, 1996, and the years ended December 31, 1997 and 1998, respectively.

                             musicmaker.com, Inc.
                  (formerly The Music Connection Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Property and equipment consist of the following:

                                                               December 31,
                                                            -------------------
                                                              1997      1998
                                                            --------  ---------
   Computer equipment and software......................... $328,166  $ 506,120
   Leasehold improvements..................................      --      36,823
   Furniture and equipment.................................    6,561      9,745
                                                            --------  ---------
                                                             334,727    552,688
   Less accumulated depreciation and amortization..........  (37,587)  (191,979)
                                                            --------  ---------
                                                            $297,140  $ 360,709
                                                            ========  =========

3. Intangibles

  In connection with the exclusive music license, stock exchange and marketing agreements signed with Platinum, the Company recorded an intangible asset for licensing fees of $900,000 (see Note 5). The asset is the difference in fair market values of musicmaker.com's common stock issued to Platinum and the Platinum common stock issued to the Company. The Company is amortizing the intangible on a straight-line basis over the five year period of the license agreement. The carrying value of the intangible asset will be reviewed if the facts and circumstances suggest impairment. If such a review indicates that the carrying value will not be recoverable as determined based on undiscounted cash flows over the remaining amortization period, the Company will reduce the carrying value by the estimated shortfall of cash flows.

  In connection with the private placement of convertible notes payable, the Company recorded loan fees of $116,125 (see Note 4). The Company is amortizing this intangible through December 31, 2000, the maturity date of the convertible notes payable.

  Intangible assets consist of the following:

                                                               December 31,
                                                            -------------------
                                                              1997      1998
                                                            -------- ----------
   Licensing fees.......................................... $   --   $  900,000
   Loan fees...............................................     --      116,125
                                                            -------  ----------
                                                                --    1,016,125
   Less accumulated amortization...........................     --      (48,730)
                                                            -------  ----------
                                                            $   --   $  967,395
                                                            =======  ==========

4. Convertible Notes Payable and Long-term Obligations

  In December 1996, the Company received $400,000 and issued 12% convertible notes to certain investors (including the founding stockholders and a director of the Company). The Company had the right, at its option, between the date of issuance and June 15, 1997, to convert all of the principal and accrued interest owed to note holders into shares of the Company's common stock. In 1997, the Company issued two additional convertible notes totaling $250,000 with the same terms. In June 1997, the Company converted the principal amount of $650,000 of convertible notes payable plus the accrued interest of $36,624 into 178,344 shares of common stock.

  In October 1998, the Company initiated an offering for 8% convertible secured subordinate promissory notes which are convertible at any time at the election of the holder and are mandatorily convertible upon the
                             musicmaker.com, Inc.
                  (formerly The Music Connection Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

closing of an initial public offering with gross proceeds of $5,000,000 or more or upon certain mergers and consolidations of the Company. The conversion price is $4.81 per share of common stock, subject to certain adjustments. The convertible notes payable are secured by a lien on the assets of the Company pursuant to a security agreement and the principal and accrued interest are due on December 31, 2000. As of December 31, 1998, the Company had convertible notes payable of $512,500 and had recorded loan fees of $116,125 (see Note 3).

  On July 1, 1998, the Company entered into a mutual coexistence agreement with Music Maker Relief Foundation, Inc. ("Music Maker Relief Foundation"), an unaffiliated not-for-profit corporation that owns the trademark MUSICMAKER and the Internet domain name MUSICMAKER.ORG. In consideration of avoiding any possible conflict regarding names, marks, goods and services, the Company agreed to pay $300,000 to Music Maker Relief Foundation. The Company paid $42,857 upon signing of the agreement and has a remaining obligation of $257,143 ($42,857 on April 15th of each of the years 1999 through and including 2004). The Company expensed $300,000 upon signing of the agreement.

5. Common Stock and Convertible Preferred Stock

 Common Stock and Warrants

  On July 3, 1996, the two founders of the Company purchased a total of 649,351 shares of common stock for $2,500. In July 1996, 649,351 shares of common stock were issued to the former stockholders of CD Kit, S.A., giving them a 50% interest in the then issued and outstanding common stock of the Company. Two outside investors purchased 2,597 and 25,974 shares of common stock in October and December of 1996, respectively.

  In 1997, 524,416 shares of common stock were issued to both outside investors and the founding stockholders at prices ranging from $0.04 per share to $3.85 per share. The Company also issued 25,974 shares of common stock for services to consultants valued at $50,500. Additionally, the Company issued 25,974 warrants to purchase common stock at an exercise price of $3.85 per share to a consultant for services related to signing royalty agreements with record labels and valued at $100,000. The Company recorded $150,500 of expense related to the issuance of these shares of common stock and warrants to consultants for services. The Company also issued 194,805 warrants to purchase common stock at an exercise price of $3.85 per share to a stockholder and officer of the Company for services related to signing royalty agreements with record labels. All of these warrants expire on October 15, 2007.

  In 1998, the Company issued a total of 309,091 shares of common stock at $4.81 per share to seven investors for a total of $1,487,500. The Company paid a finders fee of $143,198 related to this private placement and is obligated to issue 46,764 warrants in 1999 related to the completion of the private placement (see Note 11). The Company also issued warrants to purchase 51,948 shares of common stock at an exercise price of $4.81 per share to one of the investors and recorded an expense of $88,000 for the value of the warrants.

  On June 12, 1998, the Company signed an agreement with Columbia House with a three year term beginning September 1, 1998, under which the Company will offer custom CDs for sale to Columbia House's customers through Columbia House's websites and promotional inserts in Columbia House's mailings. The Company will design and supply promotional material to Columbia House, manufacture the custom CDs and process all orders (shipping, billing and collecting) and will pay a share of the net profits derived from the sale of CDs to Columbia House's customers to Columbia House. In connection with this agreement, the Company issued 129,870 warrants to purchase common stock at an exercise price of $4.62 per share to Columbia House and recorded an expense of $160,000 for the value of the warrants. These warrants expire on September 1, 2001.

                             musicmaker.com, Inc.
                  (formerly The Music Connection Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  In January 1998, a stockholder and officer of the Company returned 72,727 stock options to the Company in exchange for warrants to purchase 72,727 shares of common stock with an exercise price of $3.85 per share and valued at $148,400. These warrants expire on January 15, 2008. This individual is also the beneficial owner of warrants for 25,974 shares of common stock granted to members of his family as compensation for his consulting services in August 1998 with an exercise price of $4.62 per share valued at $64,000. The Company recorded an expense of $212,400 related to the issuance of these warrants. These warrants expire on August 15, 2008.

  In connection with the exclusive music license, stock exchange and marketing agreements signed with Platinum, the Company issued 342,857 shares of common stock to Platinum (valued at $1,650,000) and Platinum issued 111,457 shares of its unregistered common stock to the Company (having an aggregate value of $750,000). The Company recorded the difference in the fair market values of the two stocks as licensing fees (see Note 3).

 Convertible Preferred Stock and Warrants

  On December 8, 1997, the Company sold 389,610 shares of the Company's Series A preferred stock at $3.85 per share. Additionally, 64,935 shares of the Company's Series A preferred stock were purchased by two existing stockholders at $3.85 per share. The Company did not receive payment for 12,987 shares of the Series A preferred stock until 1998 and has therefore shown a reduction to the preferred stock on the accompanying December 31, 1997 balance sheet.

  The Company also issued 865,801 warrants to purchase Series B preferred stock at a price of $4.62 per share, and 227,578 warrants to purchase Series C preferred stock at a price of $5.78 per share. The warrants to purchase Series B preferred stock are exercisable, in whole or in part, at any time commencing on the date of grant through the fifth anniversary thereof. The warrants to purchase Series C preferred stock are exercisable, in whole or in part, at any time commencing on the date of grant through the fourth anniversary thereof.

  Each holder of preferred stock is entitled to vote on all matters as if their shares of preferred stock were converted to voting common stock. All outstanding shares of preferred stock have an automatic conversion feature upon the consummation of a firm commitment underwritten public offering of at least $15 million with a valuation of the Company greater than $50 million immediately prior to the initial public offering, or upon an affirmative vote of the holders of at least 50.1% of the outstanding shares of preferred stock to complete such a conversion. The conversion ratio is initially on a one-for-one basis for all series of preferred stock; however, the conversion price of each series shall be subject to adjustment for certain diluting issues as described in the Company's Restated Certificate of Incorporation.

  The preferred stock is redeemable at the election of at least 50.1% of the preferred stock holders in two equal installments, if notice is provided to the Company on or before October 8, 2002. The redemption price would be $3.85 per share, $4.62 per share and $5.78 per share plus a further amount per share equal to any declared and unpaid dividends for Series A, Series B and Series C preferred stock, respectively. The first installment would be on or about December 8, 2002, and the second installment would be on or about December 8, 2003, subject to the Company having funds legally available. If sufficient funds are not legally available for redeeming the preferred stock at either of the installment dates, the Company will have to apply the available funds to redeem the preferred stock on a ratable basis and then redeem the remaining shares as soon as practicable after the Company has the funds legally available.

                             musicmaker.com, Inc.
                  (formerly The Music Connection Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  In the event of either a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the preferred stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to holders of the common stock, $3.85 per share plus declared and unpaid dividends on Series A preferred stock, $4.62 per share plus declared and unpaid dividends on Series B preferred stock and $5.78 per share plus declared and unpaid dividends on Series C preferred stock.

  On March 16, 1998, an investor exercised 89,453 warrants to purchase Series B preferred stock at a price of $4.62 per share for $413,272 in cash. Two officers of the Company were required to exercise 15,461 warrants to purchase Series B preferred stock at the same price.

  On June 30, 1998, two investors exercised 223,665 warrants to purchase Series B preferred stock at a price of $4.62 per share for $1,033,333 in cash. Two officers of the Company were required to exercise 36,075 warrants to purchase Series B preferred stock at the same price. The exercise of the 36,075 warrants was offset by a reduction to accrued liabilities for consulting services.

 Stock Option Plan

  The 1996 Stock Option Plan (the "Plan") was adopted by the Board of Directors and approved by the stockholders in 1996. The purpose of the Plan is to promote the long-term growth and profitability of the Company by providing key people with incentives to contribute to the growth and financial success of the Company. The aggregate number of shares of common stock for which options may be granted under the Plan shall not exceed 779,221 shares (see
Note 11). Additional information with respect to stock option activity is summarized as follows:

                                                   Year ended December 31,
                                              ----------------------------------
                                                    1997             1998
                                              ---------------- -----------------
                                                      Weighted          Weighted
                                                      Average           Average
                                                      Exercise          Exercise
                                              Shares   Price   Shares    Price
                                              ------- -------- -------  --------
   Outstanding at beginning of year..........  19,480  $0.39   215,298   $3.54
   Options granted........................... 195,818  $3.85   389,611   $4.88
   Options exercised.........................     --   $ --        --    $ --
   Options canceled or expired...............     --   $ --    (72,727)  $3.85
                                              -------  -----   -------   -----
   Outstanding at end of year................ 215,298  $3.54   532,182   $4.48
                                              =======  =====   =======   =====
   Exercisable at end of year................  19,480  $0.39   126,312   $3.79
                                              =======  =====   =======   =====

  The options outstanding at December 31, 1998 range in price from $0.39 per share to $5.29 per share and have a weighted average remaining contractual life of 7.6 years.

  The Company applies APB 25 in accounting for its stock option plan and, accordingly, recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant price of the option at the date of grant. The effect of applying SFAS 123's fair value method to the Company's stock-based awards results in net losses of $372,951, $2,093,571 and $4,872,452 in 1996, 1997 and 1998, respectively, with a net loss per share of $0.45, $1.21 and $2.23, respectively. The weighted average fair value of the options granted in 1997, used as a basis for the above pro forma disclosures, was estimated as $1.69 as of the date of grant using a minimum value method option pricing model. The weighted average fair value of the options granted during 1998 was estimated as $1.95 as of the date of grant using the Black-Scholes option-
                             musicmaker.com, Inc.
                  (formerly The Music Connection Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

pricing model with the following assumptions: dividend yield 0%, volatility of 25%, risk-free interest rate of 6.5% and expected lives of 5 or 10 years. The effect of applying SFAS 123 on 1997 and 1998 pro forma net loss as stated above is not necessarily representative of the effects on reported net income for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years.

 Warrants

  The following table summarizes all common and preferred stock warrant activity:

                                                         Year ended December 31,
                                                         -----------------------
                                                            1997        1998
                                                         ----------- -----------
   Outstanding at beginning of year.....................         --    1,314,158
   Warrants issued......................................   1,314,158     280,519
   Warrants exercised...................................         --      364,654
                                                         ----------- -----------
   Outstanding at end of year...........................   1,314,158   1,230,023
                                                         =========== ===========

  The weighted average fair value of the warrants granted during 1998 was estimated as $1.66 using the Black-Scholes option-pricing model with the following assumptions: dividend yield 0%, volatility of 25%, risk-free interest rate of 6.5% and expected lives ranging from 3.5 to 10 years.

6. Income Taxes

  At December 31, 1998, the Company had net operating loss carry-forwards of approximately $4,260,000. The timing and manner in which the operating loss carry-forwards may be utilized in any year will be limited to the Company's ability to generate future earnings and by limitations imposed due to change in ownership. Current net operating loss carry-forwards will expire in the year 2018. As the Company has not generated earnings and no assurance can be made of future earnings, a valuation allowance in the amount of the deferred tax assets has been recorded. The change in the valuation allowance was $1,748,542. There was no current or deferred provision for income taxes for the period from April 23, 1996 (inception) through December 31, 1996 or the years ended December 31, 1997 or 1998.

  Net deferred tax assets consist of:

                                                            December 31,
                                                        ----------------------
                                                          1997        1998
                                                        ---------  -----------
   Deferred tax assets:
     Start up expenses................................. $ 555,944  $   460,108
     Deferred compensation.............................   287,365      237,583
     Warrants..........................................    57,189      227,795
     Trademark expense.................................       --       114,000
     Net operating loss carry-forward..................    10,985    1,620,539
                                                        ---------  -----------
     Deferred tax assets before valuation allowance....   911,483    2,660,025
   Less valuation allowance............................  (911,483)  (2,660,025)
                                                        ---------  -----------
   Net deferred tax assets............................. $     --   $       --
                                                        =========  ===========

  The Company has not paid any income taxes since inception.

                             musicmaker.com, Inc.
                  (formerly The Music Connection Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The provision for income taxes differed from the amount computed by applying the U.S. federal statutory rate to the loss before income taxes due to the effects of the following:

                                       Period from
                                      April 23, 1996
                                      (inception) to Year ended December 31,
                                       December 31,  ------------------------
                                           1996         1997         1998
                                      -------------- ----------- ------------
   Expected tax benefit at federal
    statutory tax rate..............    $(124,886)   $ (708,613) $ (1,582,621)
   Future state benefit, net of
    federal benefit.................      (16,305)      (79,801)     (186,191)
   Nondeductible expenses and
    other...........................      (12,943)       31,065        20,270
   Increase in valuation allowance..      154,134       757,349     1,748,542
                                        ---------    ----------  ------------
                                        $     --     $      --   $        --
                                        =========    ==========  ============

7. Commitments

 Royalty Agreements

  The Company has signed contracts with record labels for non-exclusive rights to manufacture, advertise, market, promote, distribute and sell custom CDs and digitally downloaded songs over the Internet. The agreements contain a master use royalty rate of 15% of the selling price less any sales, excise or similar taxes. If the Company enters into a more favorable royalty rate with another licensor, the majority of these contracts contain clauses allowing the licensor to also receive the more favorable royalty terms. As discussed in
Note 1, the majority of the contracts require advances upon the anniversary dates of the signing of the contracts. The more recent agreements provide for the Company to pay advances based on actual royalties earned by the label in the previous year, as opposed to a fixed amount.

  Fixed royalty commitments on contracts entered into as of December 31, 1998 are as follows:

   Year ended December 31,
   -----------------------
     1999.............................................................. $527,500
     2000..............................................................  183,333
                                                                        --------
                                                                        $710,833
                                                                        ========

 Operating Leases

  The Company leases its office facility, certain computer equipment and office furniture under operating lease agreements that were entered into during 1998. Operating lease expense for the period from April 23, 1996 (inception) to December 31, 1996, and the years ended December 31, 1997 and 1998 was $1,800, $21,000, and $110,000, respectively.

 Financial Consulting Agreement

  In connection with the Company's planned IPO, the Company signed an agreement on December 23, 1998 obligating it to pay $125,000 at the closing of the IPO.

                             musicmaker.com, Inc.
                  (formerly The Music Connection Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Future minimum lease payments as of December 31, 1998 are as follows:

   Year ended December 31,
   -----------------------
     1999.............................................................. $188,912
     2000..............................................................  164,656
     2001..............................................................  115,297
     2002..............................................................  118,584
     Thereafter........................................................  299,618
                                                                        --------
                                                                        $887,067
                                                                        ========

8. Related Party Transactions

  Accrued compensation of $756,221 and $625,219 as of December 31, 1997 and 1998, respectively, are amounts due to stockholders for consulting services rendered to the Company. Additionally, in December 1998, the Company advanced a stockholder and officer $81,519 against his 1999 bonus.

9. Net Loss Per Share

  The following table sets forth the computation of basic and diluted net loss per share:

                             Period from
                            April 23, 1996 Year ended   Year ended    Pro Forma
                            (inception to   December     December     Year ended
                             December 31,      31,          31,      December 31,
                                 1996         1997         1998          1998
                            -------------- -----------  -----------  ------------
                                                                     (Unaudited)
   Numerator:
     Net loss..............   $(367,312)   $(2,084,157) $(4,654,767) $(4,941,037)
                              =========    ===========  ===========  ===========
   Denominator:
     Denominator for basic
      net loss per share--
      weighted average
      shares...............     830,076      1,734,328    2,186,488    2,863,521
   Effect of dilutive
    securities:
     Preferred stock.......         --             --           --           --
     Stock options.........         --             --           --           --
     Warrants..............         --             --           --           --
                              ---------    -----------  -----------  -----------
   Dilutive potential
    common shares..........         --             --           --           --
   Denominator for diluted
    net loss per share--
    adjusted weighted
    average shares.........     830,076      1,734,328    2,186,488    2,863,521
                              =========    ===========  ===========  ===========
   Basic net loss per
    share..................   $   (0.44)   $     (1.20) $     (2.13) $     (1.73)
                              =========    ===========  ===========  ===========
   Diluted net loss per
    share..................   $   (0.44)   $     (1.20) $     (2.13) $     (1.73)
                              =========    ===========  ===========  ===========

                             musicmaker.com, Inc.
                  (formerly The Music Connection Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The following equity instruments were not included in the diluted net loss per share calculation because their effect would be anti-dilutive:

                             Period from
                            April 23, 1996                            Pro Forma
                            (inception) to  Year ended   Year ended   Year ended
                             December 31,  December 31, December 31, December 31,
                                 1996          1997         1998         1998
                            -------------- ------------ ------------ ------------
                                                                     (Unaudited)
   Preferred stock:
     Series A..............        --        454,545      454,545           --
     Series B..............        --            --       364,654           --
   Preferred stock
    warrants:
     Series B..............        --        865,801      501,147           --
     Series C..............        --        227,578      227,578           --
   Stock options...........     19,480       215,298      532,182       532,182
   Warrants................        --        220,779      501,298     1,230,023

10. Pro Forma Financial Information (unaudited)

  The financial statements include pro forma information as of December 31, 1998 to give effect to (i) the one-for-3.85 reverse stock split to be effected prior to the completion of the IPO, (ii) the automatic conversion, upon the completion of the IPO, of all outstanding shares of convertible preferred stock into 819,199 shares of common stock, (iii) the automatic conversion of all outstanding convertible notes payable into 415,584 shares of common stock ($512,500 of convertible notes payable outstanding at December 31, 1998 and $1,487,500 of convertible notes payable issued in January 1999), and (iv) the write-off of all capitalized loan fees related to the convertible notes payable ($112,395 capitalized at December 31, 1998 and $173,875 capitalized in January 1999).

11. Subsequent Events

  On November 20, 1998, the Board of Directors approved an increase in the aggregate number of shares of common stock for which options may be granted under the Stock Option Plan to be 779,221 shares, subject to the approval of the stockholders. The stockholders approved the authorized shares increase in February 1999. The stockholders also authorized the Company's Amended and Restated Certificate of Incorporation in February 1999, which increased the total number of authorized shares of common stock to 15,584,416 shares.

  In January 1999, the Company completed its private placement of convertible notes payable and received an additional $1,487,500. In connection with the convertible notes payable issued in January, the Company recorded loan fees of $173,875 and issued a warrant to purchase 41,558 shares of common stock at an exercise price of $4.81, which expires on January 11, 2004.

  In January 1999, the Company completed its common stock private placement and issued an additional 252,104 shares of common stock at $4.81 per share for a total of $1,213,250 in cash. The Company paid a commission of approximately $97,000 related to this private placement and issued a warrant to purchase 46,764 shares of common stock with an exercise price of $4.81, which expires on January 14, 2004.

                             musicmaker.com, Inc.
                  (formerly The Music Connection Corporation)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  On January 8, 1999, the Company signed a lease line agreement which provides leasing for computer and related equipment as well as CD fabrication equipment up to $200,000 between the signing of the agreement and June 8, 1999. Any equipment leased under this agreement will have a 24 month lease term, and at the end of the lease term the Company will either be obligated to buy the equipment at 10% of the original equipment cost or extend the lease term for an additional 24 months. The Company also signed the first lease under this agreement which will have a monthly rental payment of $8,261. As part of the lease line agreement, the Company issued a warrant to purchase 6,234 shares of its common stock at $4.81 per share which expires on January 8, 2009.

  On February 12, 1999, the Company signed a commitment letter with a financial institution for a credit facility of up to $250,000 in a revolving line of credit for equipment and software purchases and general working capital and up to $100,000 in a cash secured letter of credit. The credit facility matures six months from the date of the loan unless $5,000,000 in new equity has been raised prior to maturity. In that case, the portion of the credit facility used for equipment and software purchases will be termed-out for 24 months. If the term of the credit facility is extended, the financial institution will have the right to purchase warrants equal to 4% of the commitment amount.

  In February 1999, the Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission permitting the Company to sell its common stock in the IPO.

  On     , 1999, the Board of Directors approved a one-for-3.85 reverse stock
split of the Company's common stock, which will become effective on       .
All references in the accompanying financial statements to the number of shares of common stock and per-share amounts have been restated to reflect the split. Additionally, all references in the accompanying financial statements to the number of shares of preferred stock and per-share amounts have been restated to reflect the split in accordance with the Company's Restated Articles of Incorporation.

  Immediately upon completion of the IPO, all outstanding shares of Series A, Series B and Series C convertible preferred stock will convert into 819,199 shares of common stock and all outstanding convertible notes payable will convert into 415,584 shares of common stock.

                                    Part II

                    Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

  We estimate that our expenses to be paid in connection with the offering (other than underwriting discounts, commissions and reasonable expense allowances) will be as follows:

        SEC registration fee........................................... $ 8,340
        NASD filing fee................................................ $ 3,500
        Nasdaq National Market listing fee............................. $75,625
        Printing and engraving expenses................................ $     *
        Accounting fees and expenses................................... $     *
        Legal fees and expenses........................................ $     *
        Miscellaneous.................................................. $     *
                                                                        -------
              Total.................................................... $     *
                                                                        =======

--------
* To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

  Musicmaker.com is organized under the laws of the State of Delaware. Musicmaker.com's Charter and Bylaws provide that musicmaker.com shall indemnify and advance expenses to its directors, officers, employees and agents, and all persons who at any time served as directors, officers, employees or agents of musicmaker.com, to the fullest extent permitted, and in the manner provided under the laws of the State of Delaware.

  The DGCL provides that a Delaware corporation has the power generally to indemnify its directors, officers, employees and other agents serving, or who have served, musicmaker.com (each, a "Corporate Agent") against expenses and liabilities (including amounts paid in settlement) in connection with any proceeding involving such person by reason of his being a Corporate Agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful.

  In the case of an action brought by or in the right of the corporation, indemnification of a Corporate Agent is permitted if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification.

  To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of such proceeding, whether or not by or in the right of the corporation, or in the defense of any claim, issue or matter therein, the corporation is required to indemnify such person for expenses in connection therewith. Expenses incurred by a Corporate Agent in connection with a proceeding may, under certain circumstances, be paid by the corporation in advance of the final disposition of the proceeding as the corporation deems appropriate. Musicmaker.com's Charter permits the advancement of expenses by musicmaker.com to officers or directors defending a qualified civil or criminal action upon receipt of an undertaking by such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. The terms and conditions of such advancement are to be determined by musicmaker.com's Board of Directors.

  The power to indemnify and advance the expenses under the DGCL does not exclude other rights to which a Corporate Agent may be entitled to under the certificate of incorporation, by laws, agreement, vote of stockholders or disinterested directors or otherwise.

  Pursuant to Delaware law and musicmaker.com's Charter, a director, officer, employee or agent of musicmaker.com that is successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, may require musicmaker.com to provide indemnification for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

  Unless ordered by a relevant court, indemnification for qualified persons shall be authorized on behalf of musicmaker.com by: (i) a majority of a quorum of the Board of Directors, if a quorum consisting of the directors not party to such action suit or proceeding can be obtained; or (ii) by independent legal counsel in a written opinion, if a quorum of (i) above is not obtainable or if such disinterested quorum so directs; or (iii) stockholder approval.

  Under the DGCL and musicmaker.com's Charter, musicmaker.com is permitted to purchase and maintain insurance on behalf of Corporate Agents of musicmaker.com or persons serving at the request of musicmaker.com as Corporate Agents of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such, whether or not musicmaker.com would have had the power to indemnify such person.

  The purpose of these provisions is to assist musicmaker.com in retaining qualified individuals to serve as officers, directors or other Corporate Agents by limiting their exposure to personal liability for serving as such.

Item 15. Recent Sales of Unregistered Securities.

  During the past three years, the following securities were issued by musicmaker.com without registration under the Securities Act:

  In July 1996, in connection with its formation, musicmaker.com issued and sold 551,948 and 97,403 shares of common stock to Mr. Bernardi, musicmaker.com's founder, Chairman of the Board of Directors and Co-Chief Executive Officer, and an accredited investor, respectively, for nominal consideration.

  In July 1996, musicmaker.com issued 649,351 shares of common stock to seven foreign stockholders in connection with the acquisition of all of the outstanding securities of CD Kit, S.A.

  Between December 1996 and May 1997, musicmaker.com issued and sold 12% convertible notes to eight accredited investors for $650,000. The notes were convertible into common stock.

  Between October 1996 and May 1997, musicmaker.com issued and sold 353,247 shares of common stock to various accredited investors for total aggregate consideration of approximately $13,510. In May 1997, 12,987 shares of common stock were issued in exchange for, and as compensation for services rendered to musicmaker.com.

  Between July 1997 and November 1997, musicmaker.com issued and sold 167,273 shares of common stock to investors for total aggregate consideration of $303,440. In July 1997, 12,987 shares of common stock were issued to a consultant in exchange for, and as compensation for services rendered to musicmaker.com.

  In July 1997, the outstanding notes issued between December 1996 and May 1997 were converted to 178,344 shares of common stock at a conversion price of $3.85 per share. Also, five note holders including one of our officers invested $25,000 each and each received 6,494 shares.

  In October 1997, musicmaker.com issued 194,805 common stock warrants to Mr. Puthukarai, musicmaker.com's President, Co-Chief Executive Officer and Chief Operating Officer and a warrant for 25,974 shares of common stock to another investor. The warrants are exercisable by the holders into common stock at an exercise price of $3.85 per share.

  In December 1997, musicmaker.com issued and sold 454,545 shares of Series A preferred stock to Rho, Mr. Bernardi and Mr. Puthukarai, and another investor at a price of $3.85 per share. Additionally, musicmaker.com issued 865,801 Series B and 227,578 Series C preferred warrants to the persons above. The Series B preferred warrants are exercisable into Series B preferred stock at an exercise price of $4.62 per share and the Series C preferred warrants are exercisable into Series C preferred stock at an exercise price of $5.78 per share. Musicmaker.com's outstanding preferred stock and outstanding preferred warrants shall automatically convert into common stock, and warrants therefor, upon completion of the offering.

  Effective February 18, 1999, musicmaker.com's stockholders approved and adopted an amendment to our stock option plan which authorized musicmaker.com to grant options to purchase up to 779,221 shares of common stock. As of January 31, 1999, 532,182 options for shares of common stock were granted and outstanding. No shares of common stock have been issued pursuant to the exercise of options under the stock option plan. The exercise price of the options for musicmaker.com's common stock ranges from $0.385 to $5.29 per share.

  In January 1998, 72,727 common stock warrants, with an exercise price of $3.85 per share, were issued to Mr. Steinberg, musicmaker.com's Vice Chairman of the Board of Directors, for consulting services related to obtaining license agreements with record labels on behalf of musicmaker.com. These warrants expire January 15, 2008. In August 1998, musicmaker.com issued 25,974 common stock warrants to four members of Mr. Steinberg's family as record holders. The warrants were granted as compensation for consulting services rendered to musicmaker.com by Mr. Steinberg. The warrants are convertible by the holders into common stock at an exercise price of $4.62 per share and expire on August 15, 2008.

  In June 1998, musicmaker.com issued a warrant for 129,870 shares of common stock to Columbia House in connection with entering into a marketing alliance. The warrant is convertible by the holder into common stock at an exercise price of $4.62 per share.

  In September 1998, musicmaker.com issued 259,740 shares of common stock to Platinum at a value of $1,650,000 in connection with a marketing agreement, licensing arrangement and a stock exchange agreement under which musicmaker.com purchased 111,457 shares of common stock of Platinum. In November 1998, an additional 83,117 shares of common stock were issued pursuant to the terms of the stock exchange agreement above.

  Between September 1998 and January 1999, musicmaker.com issued shares of its common stock in a private placement to accredited investors at $4.81 per share. Musicmaker.com used the financial advisory services of Ryan, Lee & Company, Incorporated, on a best efforts basis, which received a 7% commission and warrants for 46,764 shares of our common stock exercisable at $4.81 per share as compensation for their assistance in the private placement. Musicmaker.com received consideration in connection with this private placement of approximately 701,494. The offering closed on January 14, 1999.

  Between November 1998 and January 1999, musicmaker.com issued an aggregate value of $2,000,000 8% convertible notes to accredited investors. The convertible notes were issued at a cost of $25,000 per note and each note is convertible into 5,195 shares of musicmaker.com's common stock at $4.81 per share. Musicmaker.com received consideration in connection with the above sale of convertible notes of approximately $1,800,000. Musicmaker.com utilized the services of GunnAllen Financial, Inc., on a best efforts basis, which received a 10% discount and commission for their assistance in the sale above, and 41,558 warrants for our common stock with an exercise price of $4.81 per share. The offering of convertible notes above closed on January 11, 1999.

  All the above transactions were exempt from registration pursuant to Sections 3(b), 4(2) or 4(6) of the Securities Act.

Item 16. Exhibits.

  The following exhibits are filed as part of this registration statement:

                                                                           Page
   Exhibit No.                        Description                          No.
   -----------                        -----------                          ----
    1.1        Form of Underwriting Agreement between musicmaker.com and
               Ferris, Baker Watts, Incorporated and Fahnestock & Co.,
               Inc. as Representatives.*
    3.1        Restated Certificate of Incorporation.*
    3.2        Bylaws.*
    4.1        Form of Common Stock Certificate.*
    4.2        Representatives' Warrant Agreement.*
    5.1        Opinion of Venable, Baetjer and Howard, LLP regarding
               legality.*
    5.2        Opinion of Darby & Darby, P.C.*
   10.1        Amended and Restated Employment Agreement between the
               Company and Robert P. Bernardi, as amended, dated
               February 12, 1999.
   10.2        Amended and Restated Employment Agreement between the
               Company and Devarajan S. Puthukarai, as amended, dated
               February 12, 1999.
   10.3        Consulting Agreement dated January 23, 1997, between the
               Company and Irwin H. Steinberg, as amended on January 1,
               1998, and by letters to the Company dated August 28, 1998
               and August 31, 1998.
   10.4        Letter Agreement dated June 12, 1998, between the Company
               and The Columbia House Company.
   10.5        The Company's Amended Stock Option Plan.*
   10.6        Marketing Agreement dated September 30, 1998, between
               Platinum Entertainment, Inc. and the Company.
   10.7        Memorandum of Understanding between the Company and Audio
               Book Club, Inc. dated January 18, 1999.
   10.8        Office/Warehouse/Showroom Lease dated January 15, 1998
               between the Company and Century Properties Fund XX.
   10.9        Form of Lock-up Agreement.*
   10.10       Letter Agreement dated February 12, 1999 between the
               Company and Imperial Bank.*
   10.11       Master Equipment Lease dated January 8, 1999 between the
               Company and Boston Financial & Equity Corporation.*
   23.1        Consent of Ernst & Young LLP, independent auditors.
   23.2        Consent of Venable, Baetjer and Howard, LLP (included in
               Exhibit 5.1).*
   23.3        Consent of Darby & Darby, P.C.
   24          Power of Attorney.
   27          Financial Data Schedule.

--------
* To be filed by amendment.

Item 17. Undertakings.

  (a) The undersigned musicmaker.com hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement). Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (d) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Reston, Virginia, on the 17th day of February 1999.


                                          MUSICMAKER.COM, INC.

                                                  /s/ Robert P. Bernardi
                                          By__________________________________:
                                                    Robert P. Bernardi
                                             President and Co-Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert P. Bernardi and Devarajan S. Puthukarai and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Robert P. Bernardi         Chairman and Co-Chief      February 17, 1999
______________________________________  Executive Officer
          Robert P. Bernardi            (Principal Executive
                                        Officer)

          /s/ Mark A. Fowler           Director of Finance and    February 17, 1999
______________________________________  Administration and Chief
            Mark A. Fowler              Financial Officer
                                        (Principal Financial and
                                        Accounting Officer)

        /s/ Irwin H. Steinberg         Vice Chairman              February 8, 1999
______________________________________
          Irwin H. Steinberg

     /s/ Devarajan S. Puthukarai       Co-Chief Executive         February 6, 1999
______________________________________  Officer, President, Chief
       Devarajan S. Puthukarai          Operating Officer and
                                        Director

        /s/ Edward J. Mathias          Director                   February 17, 1999
______________________________________
          Edward J. Mathias

                                 EXHIBIT INDEX

                                                                           Page
   Exhibit No.                        Description                          No.
   -----------                        -----------                          ----
    1.1        Form of Underwriting Agreement between musicmaker.com and
               Ferris, Baker Watts, Incorporated and Fahnestock & Co.,
               Inc. as Representatives.*
    3.1        Restated Certificate of Incorporation.*
    3.2        Bylaws.*
    4.1        Form of Common Stock Certificate.*
    4.2        Representatives' Warrant Agreement.*
    5.1        Opinion of Venable, Baetjer and Howard, LLP regarding
               legality.*
    5.2        Opinion of Darby & Darby, P.C.*
   10.1        Amended and Restated Employment Agreement between the
               Company and Robert P. Bernardi, as amended, dated
               February 12, 1999.
   10.2        Amended and Restated Employment Agreement between the
               Company and Devarajan S. Puthukarai, as amended, dated
               February 12, 1999.
   10.3        Consulting Agreement dated January 23, 1997, between the
               Company and Irwin H. Steinberg, as amended on January 1,
               1998, and by letters to the Company dated August 28, 1998
               and August 31, 1998.
   10.4        Letter Agreement dated June 12, 1998, between the Company
               and The Columbia House Company.
   10.5        The Company's Amended Stock Option Plan.*
   10.6        Marketing Agreement dated September 30, 1998, between
               Platinum Entertainment, Inc. and the Company.
   10.7        Memorandum of Understanding between the Company and Audio
               Book Club, Inc. dated January 18, 1999.
   10.8        Office/Warehouse/Showroom Lease dated January 15, 1998
               between the Company and Century Properties Fund XX.
   10.9        Form of Lock-up Agreement.*
   10.10       Letter Agreement dated February 12, 1999 between the
               Company and Imperial Bank.*
   10.11       Master Equipment Lease dated January 8, 1999 between the
               Company and Boston Financial & Equity Corporation.*
   23.1        Consent of Ernst & Young LLP, independent auditors.
   23.2        Consent of Venable, Baetjer and Howard, LLP (included in
               Exhibit 5.1).*
   23.3        Consent of Darby & Darby, P.C.
   24          Power of Attorney (Contained on the signature page).
   27          Financial Data Schedule.

--------
* To be filed by amendment.